EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (this "Agreement") dated as of March 3, 2004 by and between ITO HOLDINGS, LLC, a California limited liability company ("Seller") and INFOCROSSING, INC., a Delaware corporation ("Purchaser").


                              W I T N E S S E T H:


     WHEREAS, Seller owns 1,000,000 shares (the "Shares") of common stock of ITO Acquisition Corporation, a California corporation (the "Company"), such Shares being all of the outstanding shares of capital stock of the Company;

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares pursuant to this Agreement; and

     WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     1.1  Definitions.

     (a) Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

     "Asset Transactions" shall mean each of the transactions consummated pursuant to (i) that certain Asset Purchase Agreement, dated as of October 1, 2002, between the Company and Systems Management Specialists, Inc., a Delaware corporation, as amended, (ii) that certain Asset Purchase Agreement, dated as of June 27, 2003, between the Company and Acxiom Corporation, a Delaware corporation and (iii) each other agreement to which the Company is a party entered into in connection with either of the Asset Purchase Agreements described in clauses (i) and (ii) above.

     "Books and Records" shall mean any and all of the books, records, contracts, agreements and files of a Person, existing on or after the date of this Agreement, including computer records and electronic copies of such information.

     "Brea Facility" shall mean the real estate facility located at 3300 Birch Street, Brea, California 92821 as more particularly described in the Brea Facility Lease.

     "Brea Facility Lease" shall mean that certain Lease Agreement, dated as of December 19, 2002, with respect to the Brea Facility, between Global Brea LLC, as successor-in-interest to Birch Windell, LLC, as lessor, and the Company as lessee, as amended as of January 1, 2004.

     "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York or Los Angeles, California shall be authorized or required by law to close.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     "Company Intellectual Property" shall mean any Intellectual Property or rights thereto used by the Company in connection with its business and owned by or under license to the Company.

     "Company Property" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, held for use, operated or occupied by the Company.

     "Environmental Law" shall mean any Law, Order or other requirement of Law, including any principle of common Law, relating to pollution or the protection of human health or the environment, or to the identification, manufacture, use, transport, treatment, storage or Release of Hazardous Substances, including (i) CERCLA, (ii) the Toxic Substances Control Act, (iii) the Hazardous Materials Transportation Act, (iv) the Resource Conservation and Recovery Act, (v) the Clean Water Act, (vi) the Safe Drinking Water Act, (vii) the Clean Air Act,
(viii) the Occupational Safety and Health Act, (ix) the Federal Insecticide, Fungicide, Rodenticide Act, (x) the Atomic Energy Act, and (xi) the Emergency Planning and Community Right-to-Know Act.

     "Escrow Agent" shall mean the Escrow Agent named in the Escrow Agreement.

     'Escrow Agreement" shall mean the duly executed escrow agreement among Purchaser, Seller and the escrow agent named therein substantially in the form attached hereto as Exhibit D, subject to any modifications required by the Escrow Agent and agreed upon by Purchaser and Seller.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Facilities" shall mean each of the Brea Facility and the Woodland Hills Facility.

     "Facility Leases" shall mean each of the Brea Facility Lease and the Woodland Hills Facility Lease.

     "GAAP" shall mean U.S. generally accepted accounting principles.

     "Governmental or Regulatory Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

     "Hazardous Substance" shall mean (a) any material, substance or waste (whether liquid, gaseous or solid) that: (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a "hazardous waste" or "hazardous substance" (or other similar term) pursuant to any applicable Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, asbestos or polychlorinated biphenyls.

     "Hosted Materials" shall mean any software applications, databases or other materials that are (i) owned by a customer of the Company, or licensed by such customer from a third party, and (ii) provided to the Company by or on behalf of, and hosted by the Company for, such customer. For the purposes of clarity, any software applications, databases or other materials that the Company owns or licenses from a third party and hosts or uses for its customers shall be deemed to be Company Intellectual Property, and not Hosted Materials.

     "Indebtedness" of any Person shall mean and include (i) indebtedness for borrowed money, whether or not contingent, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all Seller notes and "earn-out" payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (v) obligations under any interest rate, currency or other hedging agreement, (vi) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, which such obligation is required to be treated as a capitalized lease under GAAP, or (vii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vi) above. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

     "Intellectual Property' shall mean all intellectual property or other proprietary rights of every kind, foreign or domestic, including all: (i) inventions (whether or not patentable), patents, patent applications, invention disclosures, and other rights of invention; (ii) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing; (iii) copyrights and other rights of authorship, and any applications, registrations and renewals in connection therewith; (iv) trade secrets, know-how and confidential and proprietary business or technical information, including, without limitation, customer and supplier lists and related information, pricing and cost information, business and marketing plans, any other financial, marketing and business data, technical data, processes, formulations, specifications and schematics; (v) computer applications, operating systems, electronic data and databases, web sites (including all related computer code and content) and any other software (including source code and object code) or documentation for any of the foregoing; (vi) rights to exclude others from appropriating any of such intellectual property including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of the United States and abroad; and (vii) any licenses and other proprietary, intellectual property and other rights relating to any or all of the foregoing.

     "IRS" shall mean the United States Internal Revenue Service.

     "Key Employees" shall mean the individuals set forth in Schedule 1.1(a).

     "Law" shall mean any statute, law, ordinance, rule or regulation of or by any Governmental or Regulatory Authority.

     "Liens" shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations of any kind, including any Lien under ERISA or the Code.

     "Material Adverse Effect" shall mean, (i) when used with respect to the Company, any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions is, or would reasonably be expected to be, materially adverse to the business, property, assets, liabilities, results of operation, condition (financial or otherwise) of the Company, other than changes or effects relating to general economic conditions, which do not disproportionately affect the Company, or (ii) when used with respect to Purchaser or Seller, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of Purchaser or Seller, as the case may be, to perform their respective obligations hereunder or under the Transaction Documents.

     "Order" shall mean any judgment, order, consent order, injunction, decree, writ, permit, demand letter or license of any Governmental or Regulatory Authority or any arbitrator.

     "Organizational Documents" means, with respect to any corporation, its charter, by-laws and any agreements with shareholders; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together, in each case, with any and all amendments thereto and all material consents and other instruments delegating authority pursuant to such Organizational Documents.

     "Permit" shall mean any permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority.

     "Permitted Liens" shall mean (i) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company, (ii) Liens for current Taxes, assessments or governmental charges or levies not yet due and payable or (iii) those Liens set forth on Schedule 1.1(b) hereto.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

     "Purchaser Common Stock" shall mean the common stock of Purchaser, par value $0.01 per share.

     "Release" shall mean the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment.

     "Representatives" of a Person shall mean the directors, officers, employees, agents, advisors and other representatives, including financial advisors, consultants, accountants and counsel of such Person.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

     "Taxes" shall mean all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined below)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result (i) of transferee liability, (ii) of being a member of a combined, consolidated, unitary or affiliated group or
(iii) of a contractual obligation to indemnify any Person or other entity.

     "Transaction Documents" shall mean the Escrow Agreement and all other instruments, certificates and documents required to be delivered by the parties hereto pursuant to this Agreement.

     "Woodland Hills Facility" shall mean the real estate facility located at 21051 Warner Center Lane, Suite 200, Woodland Hills, California, 91367, as more particularly described in the Woodland Hills Facility Lease.

     "Woodland Hills Facility Lease" shall mean that certain Lease, dated as of March 27, 2003, with respect to the Woodland Hills Facility, between CarrAmerica Realty Corporation and Acxiom Corporation.

     (b) Additional Defined Terms. In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings assigned thereto in the sections indicated below.



Defined Term                                                  Section
Acquisition Proposal                                          5.9(a)(i)
Acxiom Business                                               5.7(l)(ii)
Agreed Claims                                                 8.3(c)
Agreement                                                     Preamble
Appraisals                                                    5.7(l)
Balance Sheet                                                 3.7(a)
Balance Sheet Date                                            3.7(a)
BDO                                                           5.7(l)
Bingham Agreement                                             2.7
Cash Consideration                                            2.1
Certificate                                                   8.3(a)
Claims                                                        5.12(a)
Closing                                                       2.3
Closing Cash Consideration                                    2.2(a)(i)
Closing Date                                                  2.3
Common Stock                                                  3.5
Company                                                       First Recital
Confidential Information                                      5.2(b)
Confidentiality Agreement                                     5.2(a)
Contract                                                      3.3(a)(iii)
Controlled Group                                              3.21(i)
Cut-off Time                                                  9.1(d)
Draft Financial Statements                                    3.7(a)
Employee Benefit Plans                                        3.21(a)(iv)
ERISA                                                         3.21(a)(i)
Escrow Amount                                                 2.2(a)(i)
Financial Statements Consents                                 5.7(l)(v)
Financial Statements Deliveries                               5.7(l)(v)
Historical Financial Statements                               5.7(l)(iii)
Historical Financial Statements Auditor's Report              5.7(l)(iv)
Indemnified Party                                             8.3(a)
Indemnifying Party                                            8.3(a)
Insurance Policies                                            3.16
Losses                                                        8.2(a)
Moore Stephens                                                5.7(l)
Material Customers                                            3.19
Material Suppliers                                            3.19
Multiemployer Plan                                            3.21(c)(i)
Proposed Debt Financing                                       4.7
Proposed Equity Financing                                     4.7
Proposed Financing Transactions                               4.7
Purchase Price                                                2.1
Purchaser                                                     Preamble
Purchaser Indemnitee                                          8.2(a)
Purchaser SEC Reports                                         4.3
Purchaser's Unlimited Warranty                                8.1(b)
Returns                                                       3.15
Seller                                                        Preamble
Seller Claims                                                 5.11
Seller Indemnitee                                             8.2(b)
Seller's Expenses                                             2.7
Seller's Expenses Certificate                                 2.7
Seller's Unlimited Warranties                                 8.1(b)
Shares                                                        First Recital
SMS Business                                                  5.7(l)(i)
Stock Consideration                                           2.1
Unaudited Balance Sheet                                       3.7(a)
Unaudited Balance Sheet Date                                  3.7(a)
WARN                                                          3.20(j)
Warranty Claim                                                3.28

     1.2 Construction. In this Agreement, unless the context otherwise requires:

     (a) any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

     (b) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

     (c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

     (d) reference to "day" or "days' are to calendar days;

     (e) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

     (f) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import.

     1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

     1.4 Knowledge. (a) Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seller, it means the actual knowledge of the Key Employees after having made reasonable inquiry of Seller and the Company as to the matters that are the subject of such representations and warranties.

     (b) Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Purchaser, it means the actual knowledge of Zach Lonstein and Robert Wallach after having made reasonable inquiry of Purchaser as to the matters that are the subject of such representations and warranties.

                                   ARTICLE II

                                 SALE OF SHARES

     2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from Seller at the Closing, the Shares, free and clear of any and all Liens (other than restrictions or limitations on transfer under the Securities Act and other applicable securities Laws). The purchase price (the "Purchase Price") for the Shares is $35,034,265 in cash (the "Cash Consideration"), subject to adjustment as provided in Section 2.2, and the Stock Consideration.

     2.2 Determination and Payment of Closing Payment. (a) In consideration for the sale of the Shares by Seller to Purchaser, Purchaser shall deliver to Seller at the Closing (i) an amount in cash (the "Closing Cash Consideration") equal to the Cash Consideration less $3,650,000 (the "Escrow Amount") and the aggregate amount of any Seller's Expenses that have been paid by the Company on or prior to the Closing Date as set forth on the Seller's Expenses Certificate and
(ii) 135,892 shares of Purchaser Common Stock (such shares, the "Stock Consideration"). Purchaser shall deliver the Closing Cash Consideration by wire transfer of immediately available funds to the account notified by Seller in writing to Purchaser at least two (2) Business Days prior to the Closing Date.

     (b) Notwithstanding the foregoing, Purchaser shall be entitled to deduct and withhold from the Closing Cash Consideration such amounts as Purchaser is required to deduct and withhold under the Code with respect to the payment of the Purchase Price; provided, however, that Purchaser shall not deduct and withhold from the Closing Cash Consideration any amount if Purchaser has received the certificate described in Section 2.4(d) at least two (2) Business Days prior the Closing Date. To the extent amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. If Purchaser intends to deduct and withhold from the Closing Cash Consideration any amount as required with respect to the preceding sentence, Purchaser shall, not less than two (2) Business Days prior to the Closing Date, notify Seller of such intent and requirement based on the receipt by Purchaser of a legal opinion from legal counsel.

     2.3 Closing. Subject to the terms and conditions of this Agreement, except as otherwise agreed by the parties, the sale of the Shares referred to in
Section 2.1 (the "Closing") shall take place within three Business Days following the date on which all of the conditions to the obligations of the parties set forth in Article VI have been satisfied or waived (other than the delivery of the certificates, opinions and documents that are to be delivered at the Closing pursuant hereto); provided, however, that in no event shall the Closing take place prior to April 1, 2004. The Closing shall take place at such place as the parties hereto shall agree. Such date is referred to herein as the "Closing Date".

     2.4 Closing Date Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

     (a) the certificates representing the Shares duly endorsed in blank, or accompanied by either stock powers duly executed in blank by Seller or such other instruments of transfer as are reasonably acceptable to Purchaser in each case, with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled;

     (b) (i) copies of the Company's articles of incorporation as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (ii) a certificate from the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (iii) a certificate from the Secretary of State or other appropriate official of each state in which the Company is qualified to do business to the effect that the Company is in good standing in such state, and (iv) a copy of the by-laws of the Company, certified by the Secretary of the Company as being true and correct as of the Closing Date;

     (c) resignation letters, effective on the Closing Date, executed by each of the members of the Board of Directors of the Company, pursuant to which each of them has resigned as a member of the Board of Directors of the Company;

     (d) an affidavit, stating under penalty of perjury, that the indicated number is Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code;

     (e) the Seller's Expenses Certificate and the Bingham Agreement;

     (f) a receipt for the Closing Cash Consideration and the Stock
Consideration;

     (g) the certificates, opinions and other documents required to be delivered by Seller pursuant to Section 6.1; and

     (h) such other instruments, agreements, certificates and documents as shall be reasonably requested by Purchaser to make effective the transactions contemplated hereby.

     2.5 Closing Date Deliveries by Purchaser. (a) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

     (i) the Closing Cash Consideration in accordance with Section 2.2;

     (ii) a stock certificate duly registered in the name of Seller representing the Stock Consideration;

     (iii) a receipt for the Shares;

     (iv) the certificates, opinions and other documents required to be delivered by Purchaser pursuant to Section 6.2; and

     (v) such other instruments, agreements, certificates and documents as shall be reasonably requested by Seller to make effective the transactions contemplated hereby.

     (b) At the Closing, Purchaser shall wire transfer in immediately available funds the Escrow Amount to an account designated in writing to Purchaser at least two (2) Business Days prior to the Closing Date by the Escrow Agent.

     2.6 Purchaser Stock. The certificate representing the Stock Consideration issued to Seller shall bear the following legend:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORS OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE, NOR MAY ANY INTEREST THEREIN BE, OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY, SUBJECT TO CERTAIN EXCEPTIONS, A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, IN FORM AND SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO INFOCROSSING, INC."

     2.7 Transaction Costs of the Company. Except as provided in Section 10.1, Seller shall be responsible for, all fees and expenses of counsel and other professional advisors incurred by Seller or the Company in connection with the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby ("Seller's Expenses"). No later than two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a certificate of Seller (the "Seller's Expenses Certificate"), along with such supporting documentation as may reasonably be required by Purchaser, signed by a duly authorized officer of Seller certifying (i) that the only fees and expenses that constitute Seller's Expenses are the fees and expenses of Bingham McCutchen LLP and (ii) as to the aggregate amount of any Seller's Expenses that have been paid or will be paid by the Company at or prior to the Closing Date. Seller will also deliver to Purchaser a letter agreement among Seller, Bingham McCutchen LLP and the Company (the "Bingham Agreement"), pursuant to which Bingham McCutchen LLP
(i) agrees that Seller shall be solely responsible for any Seller's Expenses not paid at or prior to the Closing Date and (ii) waives, and releases the Company from, any demand, right, claim or other entitlement Bingham McCutchen LLP may have against the Company for any Seller's Expenses.

                                  ARTICLE III

                            REPRESENTATIONS OF SELLER

     3. Representations of Seller. Seller represents and warrants on the date hereof and on the Closing Date as follows:

     3.1 Ownership of Shares; Existence and Good Standing of Seller. (a) Seller is the sole lawful owner, beneficially and of record, of all of the Shares, free and clear of all Liens or other restrictions or limitations on transfer (other than any restrictions under the Securities Act and other applicable securities
Laws). The delivery to Purchaser of the Shares pursuant to this Agreement will transfer to Purchaser good and valid title to all of the outstanding capital stock of the Company, free and clear of all Liens.

     (b) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all requisite limited liability company power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it and to own and operate its business as now conducted.

     3.2 Authority and Enforceability. Seller has the limited liability company power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Seller as contemplated hereby. Seller has the limited liability company power and authority to consummate the transactions contemplated hereby and by the other instruments and agreements to be executed and delivered by Seller as contemplated hereby, including the sale, assignment, transfer and conveyance of the Shares pursuant to this Agreement. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite limited liability company and member action on the part of Seller and its members and no other limited liability company proceedings or approvals on the part of Seller or its members is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Seller or the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Seller and shall be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     3.3 Consents and Approvals; No Violations. (a) Other than as set forth in
Schedule 3.3(a), the execution and delivery of this Agreement by Seller do not, the execution and delivery by Seller of the other instruments and agreements to be executed and delivered by Seller as contemplated hereby will not, and the consummation by Seller of the transactions contemplated hereby and thereby will not (with or without due notice or lapse of time or both), result in the creation of any Lien on any of the properties or assets of Seller or the Company, or result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under: (i) any provision of the Organizational Documents of Seller or the Company; (ii) subject to obtaining and making any of the approvals, consents, notices and filings set forth in Schedule 3.3(b), any Law or Order applicable to Seller or the Company or by which any of their respective properties or assets may be bound; (iii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written) (each, including all amendments thereto, a "Contract") to which Seller or the Company is a party, or by which they or any of their respective properties or assets is bound; except in the case of clause
(iii) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or the Company.

     (b) Except for such filings and approvals as are set forth in Schedule 3.3(b), no consent, approval, Permit, registration, report or action of, filing with, notice to or authorization of, any Governmental or Regulatory Authority or any other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order applicable to Seller or the Company or by which any of Seller's or the Company's respective properties or assets may be bound or (ii) under any material Contract to which Seller or the Company is a party or by which any of them or any of their respective assets or properties may be bound, in each case, in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation by Seller of the transactions contemplated hereby; except in the case of clause (ii) above solely with respect to Seller, for such consents, approvals, Permits, registrations, reports, filings or notices which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

     3.4 Existence and Good Standing of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and used by it and to own and operate its business as now conducted.

     (b) The Company is duly qualified to do business in, and is in good standing in, each jurisdiction in which the character or location of the properties owned, leased or operated by the Company, or the nature of the business conducted by the Company, makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect with respect to the Company. Seller has delivered to Purchaser true and correct copies of the Organizational Documents of the Company as in effect on the date hereof.

     3.5 Capital Stock. The Company has an authorized capitalization consisting of 1,000,000 shares of common stock ("Common Stock"), of which no shares are issued and outstanding other than the Shares and no shares are held in the Company's treasury. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance. There are no outstanding or authorized options, warrants, preemptive or other rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of Common Stock, any other shares of the capital stock of, or other equity or voting interest in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company. The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter. There are no Contracts to which the Company is a party or by which the Company is bound to (i) repurchase, redeem, retire, defease or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or any other Person or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no outstanding proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.

     3.6 Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.

     3.7 Financial Statements; Accounts Receivable. (a) Seller has furnished Purchaser with (i) a draft of the audited balance sheet of the Company (the "Balance Sheet") as of December 31, 2003 (the "Balance Sheet Date") and the related audited statements of operations, shareholders' equity and cash flows for the year then ended, together with a draft certification by BDO, (ii) a draft of the audited statements of operations, shareholders' equity and cash flows for the one (1) month ended December 31, 2002, together with a draft certification by BDO ((i) and (ii) collectively, the "Draft Financial Statements"). In addition, Seller has furnished Purchaser with the unaudited balance sheet of the Company as at January 31, 2004 and the related unaudited statements of operations, shareholders' equity and cash flows for the one (1) month then ended. The unaudited balance sheet of the Company as at January 31, 2004 (the "Unaudited Balance Sheet Date") is hereinafter referred to as the "Unaudited Balance Sheet". The financial statements referred to above, including the footnotes thereto, (i) except as described therein or, with respect to the Draft Financial Statement, as set forth in Schedule 3.7(a), have been prepared in accordance with GAAP consistently applied throughout the periods indicated, subject, in the case of the Unaudited Balance Sheet and the unaudited statements of operations, shareholder' equity and cash flows for the one (1) month ended January 31, 2004, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet) and (ii) are consistent with the Books and Records of the Company.

     (b) Except as set forth in Schedule 3.7(a), the Draft Financial Statements fairly present, in all material respects, the financial condition of the Company as of the dates thereof and the related statements of operations, shareholders' equity and cash flows fairly present, in all material respects, the results of the operations and cash flows of the Company and the changes in its financial condition for the periods indicated.

     (c) The Unaudited Balance Sheet fairly presents, in all material respects, the financial condition of the Company as of the date thereof and the related statements of operations, shareholders' equity and cash flows fairly present, in all material respects, the results of operations and cash flows of the Company and the changes in its financial condition for the period indicated.

     (d) All of the Company's accounts and notes receivable as at the Closing Date have arisen from bona fide sales transactions in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and, to the knowledge of Seller, are legal, valid and binding obligations of the respective debtors. Except as set forth in Schedule 3.7(d), to the knowledge of Seller, no Person has any Lien on, valid set-off or counterclaim against any of the Company's accounts or notes receivable, other than Permitted Liens. Except as otherwise reflected on the Unaudited Balance Sheet, there has been no material adverse change since the Balance Sheet Date in the amount of accounts and notes receivable of the Company or the allowances or reserves with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

     3.8 Liabilities; Indebtedness. (a) Except as set forth in Schedule 3.8(a), the Company has no claims, obligations or liabilities, whether absolute, accrued, due or to become due, inchoate, contingent or otherwise, except for (i) claims, obligations or liabilities set forth in the Balance Sheet or specifically disclosed in the footnotes thereto, (ii) claims, obligations or liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to the Company, (iii) obligations or liabilities arising in connection with the performance (and not the breach by the Company) of Contracts set forth on Schedule 3.13(a) and Contracts which are not required to be set forth on Schedule 3.13(a), in each case, in accordance with the terms of such Contracts (none of which obligations or liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of applicable Law) and (iv) claims, obligations or liabilities which do not exceed $15,000 individually or $30,000 in the aggregate.

     (b) Except as set forth in Schedule 3.8(b), the Company has no Indebtedness (within the meaning of clauses (i) and (iii) of the definition thereof) or any guarantees or other contingent liabilities with respect thereto.

     3.9 Books and Records. Except as set forth or disclosed in Schedule 3.9, the minute book of the Company, as previously made available to Purchaser and its Representatives, contains accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the sole shareholder and Board of Directors of the Company. Except as set forth or disclosed in
Schedule 3.9, none of the Company's Books and Records are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     3.10 Title to Personal Properties. Except as set forth in Schedule 3.10, the Company has good and valid title to or, in the case of leased assets, a good and valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet. The Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. All of the tangible personal property used in the business of the Company (including furniture, fixtures, furnishing, machinery, equipment, computer hardware, appliances and vehicles) (a) is in good operating condition and repair, subject to normal wear and tear and (b) is useable in the ordinary course of business consistent with past practice.

     3.11 Owned Real Property. The Company does not own any real property.

     3.12 Leased Real Property. Except as set forth in Schedule 3.12: (i) the Company has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Facilities pursuant to the respective Facility Leases; (ii) each of the Facility Leases is a legal, binding and enforceable obligation against the Company and is in full force and effect, and the Company has not received any notice from the lessor under any Facility Lease that the such Facility Lease is not in full force and effect; (iii) no amount payable under any Facility Lease is past due beyond any applicable cure period; (iv) the Company is in compliance with all covenants, commitments and obligations on its part to be performed or observed under each of the Facility Leases and is not in violation or default thereunder and Seller does not have knowledge of the failure by any other party to any such lease to comply with all of its commitments and obligations or to be in violation or default thereunder; (v) the Company has not received any notice which has not heretofore been cured or resolved of any breach or demand for performance under any of the Facility Leases and is not a party to any other agreement with the lessor of any of the Facilities which gives such lessor, as a remedy for any breach of such other agreement, any right to terminate or alter the terms of the Facility Lease to which such lessor is a party; (vi) all material buildings, structures, fixtures and building systems included in the Facilities are in proper condition and repair to operate such facilities in the manner in which they are currently being operated; (vii) the Company has not received notice from any Governmental or Regulatory Authority that any of such buildings, structures, fixtures and systems are not presently used and operated in compliance with all material covenants, easements, agreements, legal requirements, zoning and restrictions affecting any of the Facilities; and (viii) except for the Facility Leases, there is no real property lease or sublease to which the Company is a party, and the Company does not have any other possessory interest in real property.

     3.13 Material Contracts. (a) Schedule 3.13(a) sets forth an accurate and complete list of the following Contracts to which the Company is a party and by which it is currently bound or pursuant to which the Company's business is subject or in respect of which assets, rights or properties are held for use by the Company by any other Person:

     (i) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;

     (ii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other tangible assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business consistent with past practice) in excess of $20,000 individually;

     (iii) all Contracts involving a loan (other than accounts receivable from trade debtors in the ordinary course of business consistent with past practice) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the ordinary course of business consistent with past practice), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

     (iv) all Contracts involving Indebtedness of the Company;

     (v) all Contracts (including so called take-or-pay or keep-well agreements) under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company;

     (vi) all Contracts granting or evidencing a Lien on any properties or assets of the Company, other than a Permitted Lien;

     (vii) all management service, consulting, financial advisory or any other similar type Contract and any Contracts with any investment or commercial bank;

     (viii) all Contracts limiting the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or to operate its business in any geographic area;

     (ix) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) between the Company and (A) Seller, any other Affiliate of the Company or any Affiliate of Seller (other than the Company) or (B) any current or former officer, director or shareholder of the Company, Seller or any Affiliate of Seller;

     (x) all Contracts (including letters of intent) involving the disposition or acquisition or the future disposition or acquisition of material assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

     (xi) all Contracts involving any joint venture, partnership, strategic alliance, shareholders' agreement, co-marketing, co-promotion, co-packaging, joint development, distribution or similar arrangement;

     (xii) all Contracts involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

     (xiii) all Contracts involving a standstill or similar arrangement;

     (xiv) all Contracts involving leases or subleases of personal property, including capital leases, to which the Company is a party (as lessee or lessor);

     (xv) all Contracts which are material to the Company and contain a "change in control" or similar provision;

     (xvi) all Contracts relating to indemnification, whether the Company is the beneficiary or the obligated party thereunder, including Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business;

     (xvii) all Contracts which include an obligation of the Company to indemnify any Person in connection with third party claims relating to infringement or misappropriation of Intellectual Property (unless capped in liability at or below $25,000);

     (xviii) all customer Contracts (including but not limited to Contracts with respect to hosting services, support services, outsourcing services and other information technology-related services) that individually account for more than $5,000 in sales of the Company on a monthly basis (other than the Contracts with the Company's CMS customers);

     (xix) all Contracts (including but not limited to network connection agreements, data center agreements, equipment leases and disaster recovery service agreements) pursuant to which the Company is provided equipment or services that are material to the operation of the Company's business and individually account for more than $25,000 in annual purchases of the Company;

     (xx) all Contracts not made in the ordinary course of business or under which the consequences of a default or termination could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

     (xxi) all Contracts involving cash (or cash equivalents), property, services or other consideration valued at $10,000 or more which are not cancelable by the Company without penalty on thirty (30) days or less notice;

     (xxii) all Contracts under which the Company has the right to use any Intellectual Property that is material to its business;

     (xxiii) all Contracts pursuant to which the Company grants any Person the exclusive right to use any Company Intellectual Property with respect to any line of business or any geographic area;

     (xxiv) all other Contracts not covered by the above that are material to the business of the Company taken as a whole; and

     (xxv) any guaranty with respect to the Company's obligations or performance under any of the foregoing Contracts.

     (b) Except as noted on Schedule 3.13(b), each Contract set forth in
Schedule 3.13(a) (or required to be set forth in Schedule 3.13(a)) is a legal valid and binding obligation against the Company and, to the knowledge of Seller, each other party thereto, enforceable in accordance with its terms against the Company, and, to the knowledge of Seller, each other party thereto, and is in full force and effect, and each covenant of the Company and, to the knowledge of Seller, of each other party thereto, required to have been performed has been fully performed in all material respects, and there exists no
(i) default or event of default by the Company or, to the knowledge of Seller, any other party to any such Contract with respect to any material term or provision of any such Contract, or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge of Seller, any other party thereto, with respect to any material term or provision of any such Contract. Seller has delivered to Purchaser true and complete copies, including all material amendments, of each Contract set forth in Schedule 3.13(a).

     3.14 Litigation. Except as set forth in Schedule 3.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by (or to the knowledge of Seller any investigation by) any Governmental or Regulatory Authority or any other Person pending, or, to the knowledge of Seller, threatened, (i) against, or that has been brought by Seller or its Affiliates that relates to or affects, the Company or any of its rights or business or (ii) against Seller that could reasonably be expected to have a Material Adverse Effect on Seller. Except as set forth in Schedule 3.14, the Company is not subject to any Order.

     3.15 Taxes. (a) Tax Returns. The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes ("Returns") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns are true, correct and complete in all material respects. An extension of time within which to file any Return that has not been filed has not been requested or granted.

     (b) Payment of Taxes. All Taxes of the Company that are due and payable have been timely paid. The unpaid Taxes of the Company as of the Unaudited Balance Sheet Date do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Unaudited Balance Sheet.

     (c) Other Tax Matters. (i) Except as set forth in Schedule 3.15(c)(i), the Company has not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality (and to Seller's knowledge no such audit is pending or contemplated) nor has the Company received any notices from any taxing authority or other Person relating to any issue which could result in a material Tax liability of the Company. All deficiencies asserted or assessments made as a result of any such audit or examination have been fully paid or are fully reflected as a liability in the Unaudited Balance Sheet or are being contested in good faith and an adequate reserve therefore has been established in the Unaudited Balance Sheet.

     (ii) Except as set forth in Schedule 3.15(c)(ii), neither Seller nor the Company (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, (B) is presently contesting the Tax liability of the Company before any court, tribunal or agency, (C) has granted a power-of-attorney relating to Tax matters to any person or (D) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company.

     (iii) The Company has not been included in the "consolidated" Return of any Person, as provided for under the law of the United States and any applicable non-U.S. jurisdiction or any applicable state or locality. The Company does not have any liability for any other Person under Treasury Regulations
Section 1.1502-6 (or any comparable Provision of state, local or foreign law or other law or by contract).

     (iv) All Taxes which the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

     (v) No written claim has ever been received from any taxing authority in a jurisdiction where the Company does not file Returns that the Company is or may by subject to taxation by that jurisdiction.

     (vi) There are no tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, as between the Company or any Affiliate thereof and any other party (including Seller and any predecessors or Affiliates thereof) under which Purchaser or the Company could be liable for any Taxes or other claims of any party.

     (vii) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

     (viii) No election under Section 341(f) of the Code has been made to treat the Company as a consenting corporation, as defined in Section 341 of the Code.

     (ix) The Company is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

     (x) No indebtedness of the Company consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

     (xi) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     (xii) None of the assets of the Company is property required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (xiii) Within the past three (3) years neither the Company nor any predecessors by merger or consolidation has been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

     (xiv) The Company has not entered into any transaction that is a "reportable transaction," as defined in Treasury Regulations Section 1.6011-4(b) or a "potentially abusive tax shelter," as defined in Treasury Regulations
Section 301.6112-1(b).

     3.16 Insurance. Set forth in Schedule 3.16(a) is an accurate and complete list of each insurance policy or binder (including self-insurance) owned by the Company or Seller which covers the Company or its business, property, assets or employees (the "Insurance Policies"). The Insurance Policies are in the name of the Company and are in full force and effect; all premiums thereon have been paid; and the Company is otherwise in compliance in all material respects with the terms and provisions of the Insurance Policies. The Company has received no notice of cancellation or non-renewal of any such policy or arrangement and, to the knowledge of Seller, the termination of any Insurance Policies has never been threatened. Since the Company's formation, the Company has not received or become aware of any notice from an insurer under the Insurance Policies refusing, denying, disputing or disclaiming coverage or reserving rights with respect to a particular claim or any Insurance Policy in general. Schedule 3.16(a) also sets forth a list of all pending claims and the claims history for the Company since its formation. Seller has delivered or made available to Purchaser true and complete copies of the Insurance Policies. The Company is not a successor to any Insurance Policy as a result of the Asset Transactions and none of the Company, its business, properties, assets or employees are covered by any Insurance Policy under which the Company is not the beneficiary.

     3.17 Intellectual Property. (a) The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property that is necessary for or otherwise material to the conduct of the Company's business, free and clear of all Liens other than Permitted Liens. Schedule 3.17(a) sets forth, a true and complete list of all (i) patents, patent applications, trademark and service mark applications and registrations, material common law trademarks and service marks, domain names and copyright registrations that are owned by the Company (whether solely or jointly with another Person) and included in the Company Intellectual Property; (ii) licenses included in the Company Intellectual Property pursuant to which the Company has licensed any material Intellectual Property from a third party (other than commercially available, off the shelf desktop software for which the Company has all required licenses); and (iii) licenses pursuant to which a license of any Company Intellectual Property is granted to a third party (other than limited, non-exclusive licenses granted to the Company's customers in connection with the provision of outsourcing services to such customers).

     (b) The Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the Company's business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property owned by any third party except where such infringement, misappropriation or conflict would not be material to the Company. Except as set forth on Schedule 3.17(b), the Company has not received any written notice alleging that the Company or the operation of the Company's business currently or at any time in the past has infringed, misappropriated or otherwise conflicted with any Intellectual Property owned by any third party.

     (c) To the knowledge of Seller, no material Company Intellectual Property is being infringed, misappropriated or otherwise is the subject of any material conflict.

     (d) The Company has secured valid written assignments from all of its consultants, contractors and employees who contributed to the creation, conception, reduction to practice or development of any Company Intellectual Property for any rights to such contributions that the Company does not already own by operation of law, except where the failure to secure any such written assignment would not be material to the Company.

     (e) The Company has taken reasonable steps to protect and preserve the confidentiality of all the Company's trade secrets, customer data and software and other proprietary and confidential information (including know-how, source codes, databases, customer lists, schematics, ideas, algorithms and processes). The Company has not breached any agreements of non-disclosure or confidentiality, nor is it currently alleged or claimed to have done so in any material respect.

     (f) To the knowledge of Seller, the Company's use of any Hosted Materials as required to provide services to its customers has not, and does not, infringe, misappropriate or otherwise conflict with the Intellectual Property or other rights of any third party in any material respect.

     (g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any privacy policy or other terms of use relating to any web sites of the Company, or violate any applicable Laws relating to the use or dissemination of information collected in connection with the operation of such web sites or otherwise. The Company's use and dissemination of any and all data and information concerning users of such web sites and other persons is in compliance in all material respects with its privacy policies and terms of use, and all applicable Laws.

     (h) No former or current employee, director, officer or shareholder of the Company has or will have, directly or indirectly, any interest in any Company Intellectual Property, nor does or will any such Person have any rights to past or future royalty payments or license fees deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company.

     3.18 Compliance with Laws. Except as disclosed on Schedule 3.18, the Company has complied and is in compliance in all material respects with all applicable Laws and Orders. The Company has received no written notice that any violation of the foregoing is being or may be alleged.

     3.19 Suppliers and Customers. Schedule 3.19(a)(1) sets forth each supplier accounting for more than $25,000 of annual purchases of the Company (the "Material Suppliers"). Schedule 3.19(a)(2) sets forth each customer currently accounting for more than $5,000 of monthly sales (other than CMS customers of the Company) (the "Material Customers"). Except as set forth in Schedule 3.19(b), the relationships of the Company with each of the Material Suppliers and each of the Material Customers are good commercial working relationships. Except as set forth in Schedule 3.19(c), no Material Supplier or Material Customer has canceled or otherwise terminated or, to the knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with the Company, and the Company has not received any written notice or, to the knowledge of Seller, any other notice that any such Material Supplier or Material Customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

     3.20 Employment Relations. Except as set forth in Schedule 3.20:

     (a) The Company has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours;

     (b) The Company has not been and is not engaged in any unfair labor practice and no unfair labor practice complaint against the Company is pending before the National Labor Relations Board;

     (c) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or involving the Company or the Business and since the Company's formation, the Company has not experienced any labor strike or material concerted labor dispute;

     (d) No union is currently certified, and there is no union representation question and, to the knowledge of Seller, no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. 151 et seq.) existing or threatened with respect to the Company;

     (e) The Company is not subject to or bound by any collective bargaining or labor union agreement applicable to any Person employed by the Company, and no collective bargaining or labor union agreement is currently being negotiated by the Company;

     (f) The Company has not experienced any material labor difficulty or work stoppage since its formation;

     (g) The Company has no Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to the knowledge of Seller, threatened against the Company;

     (h) To the knowledge of Seller, no wage and hour department investigation has been made of the Company since its formation;

     (i) There are no occupational health and safety claims pending or, to the knowledge of Seller, threatened against the Company or that relate to its business or property;

     (j) Since its formation, the Company has not (i) engaged in layoffs or employment terminations sufficient in timing and number to constitute (A) a "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act ("WARN")) or (B) an "employment loss" (as defined in WARN) or (ii) effected a "plant closing" (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law;

     (k) Prior to the date hereof, an accurate and complete list showing the names of all individuals whose compensation from the Company for services rendered during the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $50,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year has been made available to Purchaser; and

     (l) The Company is not a governmental contractor for purposes of any federal, state or local Law.

     3.21 Employee Benefit Plans. (a) List of Plans. Set forth in Schedule 3.21(a) is an accurate and complete list of all (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"),
(ii) bonus, savings, profit-sharing, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation, incentive, fringe benefit, "voluntary employees' beneficiary associations", under Section 501(c)(9) of the Code, Code section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, group insurance, change-in-control, retention and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured), (iii) employment, consulting, termination, and severance contracts or agreements for active, retired or former employees or directors and (iv) any other similar plans, programs, arrangements, commitments, contracts agreements or practices, in each case (referred to in (i), (ii), (iii) or (iv) above), whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in subsections (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability (whether direct, indirect, contingent or otherwise) may be borne by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.21, all employers (whether or not incorporated) that would be treated together with the Company and/or Seller as a single employer (1) within the meaning of Section 414 of the Code or (2) as a result of the Company and/or Seller being or having been a general partner of any such employer), since September 2, 1974("Employee Benefit Plans").

     (b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including ERISA and the Code, and has at all times been maintained and operated in material compliance with its terms and the requirements of all applicable Laws and Orders, including ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. The Company has no commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. Each Employee Benefit Plan which is an "employee benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or has applied for such favorable letter within the applicable remedial amendment period under
Section 401(a) of the Code, and, to the knowledge of Seller, no circumstances exist that could reasonably be expected to result in the revocation of any such favorable determination letter or cause any such Employee Benefit Plan or trust to fail to be so qualified and exempt. To the knowledge of Seller, no event has occurred and no condition or circumstance has existed that would result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

     (c) Liabilities. (i) The Company does not and has never maintained or contributed to, or had any obligation to contribute to, or otherwise have any liability (whether contingent or otherwise) with respect to, (A) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to
Section 412 of the Code or Section 302 or Title IV of ERISA, (B) any "multiple employer plan" (within the meaning of the Code or ERISA), or (C) any "multiemployer plan" (as defined in Sections 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"); and none of the Employee Benefit Plans is a Multiemployer Plan or otherwise subject to Title IV of ERISA.

     (ii) The Company does not maintain any Employee Benefit Plan which is a "group health plan," (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle I of ERISA and Section 4980B of the Code and the Company is not subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction, as a result of such administration and operation.

     (iii) No Employee Benefit Plan is a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA.

     (iv) Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto.

     (v) The Company does not maintain any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in
Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

     (vi) Except as required by Section 4980B of the Code, the Company does not maintain any Employee Benefit Plan providing for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company has no obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service.

     (vii) The Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

     (viii) The Company has incurred no liability for any tax or excise tax arising under Chapter 43 of the Code, and to the knowledge of Seller, no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

     (ix) There are no actions, suits, claims or disputes pending, or, to the knowledge of Seller, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

     (x) The Company is in material compliance with all Laws relating to the classification of persons as independent contractors rather than as employees and with respect to any employees leased from another employer.

     (d) Contributions. Full payment has been timely made of all amounts which the Company is required, under applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the knowledge of Seller no event has occurred and no condition or circumstance has existed that would give rise to any such challenge or disallowance. All such contributions and/or premiums have been reflected on the Company's financial statements provided pursuant to Section 3.7 in accordance with GAAP. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable Law or related agreements. All such liabilities or expenses in respect of any Employee Benefit Plan have been properly accrued on the Company's financial statements provided pursuant to Section 3.7 in accordance with GAAP. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

     (e) Transactions. Neither the Company nor any of its directors, officers, employees or, to the knowledge of Seller, other Persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

     (f) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

     (g) Documents. Seller has made available to Purchaser true and complete copies of all material documents in connection with each Employee Benefit Plan, including (in each case, to the extent applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and record keeping agreements and collective bargaining agreements.

     (h) Loans. Except as set forth in Schedule 3.21(h), as of the Closing Date, the Company will not have any outstanding loans or extensions of credit to any employees (or their family members or dependents).

     (i) No Controlled Group Liabilities. Seller is the only Person that is now a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the Company, as such terms are defined in Section 414(b), (c), (m) or (o) of the Code (collectively, a "Controlled Group"). The Company has incurred no liability and has no obligations with respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, or under any other compensation or employee benefit plan, agreement, program, policy or other arrangement (including any Incentive Unit
Plan) maintained by Seller or any other member of a Controlled Group of which the Company has ever been a member.

     3.22 Environmental Laws and Regulations. Except as set forth in Schedule 3.22, (i) the Company is, and since its formation has been, in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Permits required of it under applicable Environmental Laws and each such Permit (A) remains in full force and effect and is not subject to appeal and all applicable time periods for filing such an appeal have expired and (B) will not be required, as a result of the transactions contemplated by this Agreement, to be transferred or amended or require any submissions to a Governmental or Regulatory Authority in connection therewith; (ii) there are no pending claims, proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending or, to the knowledge of Seller, threatened against the Company or its business or property under any Environmental Law; (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or any of its business or property (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Company Property, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law; (iv) the Company has not received from any Governmental or Regulatory Authority or any other Person any notice or allegation of violation of, non-compliance with, liability or potential liability pursuant to, any Environmental Law (including a Clean Air Act Section 114 notice, a CERCLA
Section 104(e) request, or a potentially responsible party or "PRP" notice) and neither the Company nor the Business is subject to any outstanding administrative or judicial Order, "consent order" or other agreement with regard to any violation, noncompliance or liability under any Environmental Law; (v) no Hazardous Substance has been Released at, on, to or from any of the Company's current or former Company Property or into the air as a result of the Business or other activities of the Company or into, onto or upon the soil or groundwater at any location (A) for which the Company could be obligated to remediate Releases of such Hazardous Substances (or reimburse any other Person for the cost of remediation) pursuant to any Environmental Law or (B) which could reasonably be expected to trigger an investigation of the Company or the Business or result in claims against the Company or with respect to the Business for liability under any Environmental Law; (vi) the Company is not a party to any contract, lease or other agreement with any Person pursuant to which the Company has any continuing obligations with respect to the remediation of any condition resulting from the Release of Hazardous Substances; and (vii) all material environmental site assessment reports (including any Phase I and Phase II reports), remediation studies, audits, assessments or similar documents (if any) that are within the custody or control of Seller or the Company that relate to the investigation or remediation of environmental conditions at any current or former Company Property, or which otherwise relate to the Company's compliance with or liability under Environmental Laws, have been made available to Purchaser. To the knowledge of Seller, there are no such studies, audits, assessments or similar documents that are not within the custody or control of Seller or the Company.

     3.23 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth in Schedule 3.23, (a) there are no Contracts, liabilities or obligations between the Company, on the one hand, and either Seller or any or Affiliate of Seller (other than the Company) on the other hand, and (b) neither Seller, any Affiliate of Seller nor any shareholder, officer or director of the Company possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Exchange Act of 5% or less of any class of such securities shall not be deemed to be a material financial interest for purposes of this Section 3.23.

     3.24 Bank Accounts and Powers of Attorney. Set forth in Schedule 3.24 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof. Copies of all agreements or other writings evidencing such powers of attorney have been made available to Purchaser.

     3.25 Permits. Seller has delivered or made available to Purchaser for inspection a true and correct copy of each material Permit obtained or possessed by the Company. The Company has obtained and possesses all Permits necessary for the lawful conduct of its business as presently conducted, or otherwise necessary for the lawful ownership of its properties and assets or the operation of its business as presently operated, other than those the failure of which to obtain, possess or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. All such Permits are in full force and effect. The Company is in compliance with all such Permits except for such non-compliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Any applications for the renewal of any such Permit which are due prior to the Closing Date have been timely made or filed by the Company prior to the Closing Date. No proceeding to renew, suspend, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of Seller, threatened.

     3.26 No Changes Since Balance Sheet Date. Except as set forth in Schedule 3.26, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not been (i) any development, action, event, occurrence or transaction that would have been prohibited by Section 5.1 if this Agreement had been in effect at the time thereof or any agreement, arrangement, understanding, Contract or commitment in respect of any development, action, event, occurrence or transaction that would have been prohibited by Section 5.1 if this Agreement had been in effect at the time thereof, (ii) any Material Adverse Effect with respect to the Company or an event or development that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or Seller, or (iii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property or business of the Company.

     3.27 Government Contracts. Except as set forth in Schedule 3.27, the
Company:

     (a) has no contracts with any Governmental Authority involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982;

     (b) has no products or services (including research and development) with respect to which it is a supplier, direct or, to the knowledge of Seller, indirect, to any of the military services of the United States or the Department of Defense;

     (c) does not export (a) products or technical data under validated licenses or technical data under General License GTDR pursuant to the U.S. Export Administration Regulations (15 CFR Parts 768 through 799) or (b) defense articles and defense services under the International Traffic in Arms Regulations (22 CFR Subchapter M); or

     (d) does not have a facility security clearance under the Department of Defense Industrial Security Program.

     3.28 Warranty Claims. There are no pending or, to the knowledge of Seller, threatened Warranty Claims against the Company or that relate to its business in connection with the sales of products or the provision of services, except Warranty Claims that do not exceed $5,000 individually or $10,000 in the aggregate. Except as set forth in Schedule 3.28, the Company does not make any representation or warranty to its customers with respect to products sold or services delivered by it. Schedule 3.28 contains a complete list of the pending, and, to the knowledge of Seller, threatened Warranty Claims against the Company or that relate to its business. As used herein, the phrase "Warranty Claim" means any claim presented to the Company by any Person alleging one or more defects in a product sold or a service provided by the Company in violation of the terms of the product's warranty.

     3.29 Brokers' or Finders' Fees. No agent, broker, finder, investment banker, or other Person acting on behalf of Seller, the Company or any of their respective Affiliates is, or will be, entitled to any commission or brokers' or finders' fees or expenses from the Company or Purchaser, or from any of their respective Affiliates, in connection with any of the transactions contemplated by this Agreement.

     3.30 Investment Intent. Seller understands that the shares of Purchaser Common Stock representing the Stock Consideration are "restricted securities" (as defined under Rule 144 under the Securities Act) and have not been registered under the Securities Act or any applicable state securities Law. Seller is acquiring the shares of Purchaser Common Stock representing the Stock Consideration for its own account and not with a view to or for sale (as defined in the Securities Act) in connection with any distribution thereof within the meaning of the Securities Act, except pursuant to an exemption therefrom or pursuant to an effective registration statement (it being understood that the Stock Consideration shall be distributed by Seller to certain of its members following the Closing in accordance with Section 5.12).

                                   ARTICLE IV

                          REPRESENTATIONS OF PURCHASER

     4. Representations of Purchaser. Purchaser represents and warrants on the date hereof and on the Closing Date as follows:

     4.1 Existence and Good Standing of Purchaser; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby. Purchaser has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration. The execution, delivery and performance of this Agreement, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, the issuance of the Stock Consideration and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and stockholder action on the part of Purchaser and no other corporate proceedings or approvals on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by Purchaser, the issuance of the Stock Consideration or the consummation of the transactions contemplated hereby and thereby. This Agreement and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement and each such other document by the other parties hereto and thereto, shall have been duly executed and delivered by Purchaser and shall be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles. The Stock Consideration, when issued as contemplated hereby, will constitute duly and validly issued shares of Purchaser Common Stock and will be fully paid and non-assessable.

     4.2 Consents and Approvals; No Violations. (a) Other than as set forth in
Schedule 4.2(a), the execution and delivery of this Agreement by Purchaser do not, the execution and delivery by Purchaser of the other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and the issuance of the Stock Consideration will not and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (with or without due notice or lapse of time or both) result in the creation of any Lien upon any of the properties or assets of Purchaser, or result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under: (i) any provision of the Organizational Documents of Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings set forth in Schedule 4.2(b), any Law or Order applicable to Purchaser or by which any of its properties or assets may be bound; or (iii) any Contract to which Purchaser is a party, or by which any of its properties or assets is bound except in the case of clauses (ii) and
(iii) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which could not reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

     (b) Except for such filings and approvals as may be set forth in Schedule 4.2(b), no consent, approval, Permit, registration, report or action of, filing with, notice to or authorization of any Governmental or Regulatory Authority or any other Person is necessary or required (i) under any of the terms, conditions or provisions of any Law or Order or any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (ii) for the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, the issuance of the Stock Consideration or the consummation by Purchaser of the transactions contemplated hereby other than those, the failure of which to obtain, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

     4.3 Purchaser SEC Reports. Since January 1, 2002, Purchaser has properly filed all forms, schedules, reports, prospectuses, proxy statements and other documents required to be filed by Purchaser with the Securities and Exchange Commission (the "Purchaser SEC Reports"). The Purchaser SEC Reports (i) at the time they were filed, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by the filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser makes no representation or warranty whatsoever concerning the Purchaser SEC Reports as of any time other than the time they were filed.

     4.4 Purchase for Investment. Purchaser understands that the Shares are "restricted securities" (as defined in Rule 144 under the Securities Act) and have not been registered under the Securities Act or any applicable state securities Law. Purchaser is acquiring the Shares for its own account and not with a view to or for sale (as defined in the Securities Act) in connection with any distribution thereof within the meaning of the Securities Act, except pursuant to an exemption therefrom or pursuant to an effective registration statement.

     4.5 No Action or Proceedings. No action or proceedings have been instituted or, to Purchaser's knowledge, threatened before a court or other Governmental or Regulatory Authority to restrain or prohibit any of the transactions contemplated hereby.

     4.6 Brokers' or Finders' Fees. Except for Roth Capital Partners, LLC, whose commission, fees and expenses are obligations solely of Purchaser, no agent, broker, finder, investment banker, or other Person acting on behalf of Purchaser or any of its Affiliates is, or will be, entitled to any commission or brokers' or finders' fees or expenses in connection with any of the transactions contemplated by this Agreement and no such agent, broker, finder, investment banker or other Person is, or will be, entitled to any commission or brokers' or finders' fees or expenses from Seller, or from any of its Affiliates, in connection with any of the transactions contemplated by this Agreement.

     4.7 Financing. Purchaser intends to obtain the funds required to satisfy its obligations to pay the Cash Consideration pursuant to this Agreement through a proposed debt financing (the "Proposed Debt Financing") and a proposed equity financing (the "Proposed Equity Financing" and, together with the Proposed Debt Financing, the "Proposed Financing Transactions") as described in Schedule 4.7(a). Other than as set forth in Schedule 4.7(b), the Proposed Financing Transactions will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under: (i) any provision of the Organizational Documents of Purchaser; (ii) subject to obtaining and making any of the approvals, consents, notices and filings set forth in Schedule 4.7(b), any Law or Order applicable to Purchaser or by which any of its properties or assets may be bound; or (iii) any Contract to which Purchaser is a party, or by which any of its properties or assets is bound, except with respect to clause (iii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Except for such filings and approvals as may be set forth in Schedule 4.7(b), it is not anticipated that any consent, approval, Permit, registration, report or action of, filing with, notice to or authorization of any Governmental or Regulatory Authority or any other Person will be necessary or required under any of the terms, conditions or provisions of any Law or Order, any Contract to which Purchaser is a party or by which any of its properties or assets is bound, for the completion of the Proposed Financing Transactions.

                                   ARTICLE V

                        COVENANTS OF SELLER AND PURCHASER

     5.1 Conduct of Business. (a) Prior to the Closing Date, except as set forth in Schedule 5.1, Seller shall, and shall cause the Company to:

     (i) maintain its limited liability company or corporate existence, as applicable;

     (ii) use commercially reasonable efforts to keep available the services of the current employees of the Company;

     (iii) conduct its operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve the Company's business intact and retain the Company's Permits and preserve the existing Contracts and goodwill of its customers, distributors, suppliers, lenders, licensors, licensees and others having business relations with the Company;

     (iv) have in effect and maintain at all times all insurance of the kinds, in the amounts and with the insurers as is in presently in effect for the benefit of the Company and its business;

     (v) keep in working condition and good order and repair all of the Company's assets and other properties;

     (vi) maintain the Company's Books and Records and accounts in its usual, regular and ordinary manner and post all entries therein promptly in compliance with accepted practice and all applicable Laws;

     (vii) pay and discharge when due all Taxes, imposed upon it or any of its properties, or upon the income or profit therefrom; and

     (viii) meet in all material respects the Company's obligations under all material Contracts, instruments and arrangements.

     (b) Without limiting the generality of the foregoing, except as set forth in Schedule 5.1 or otherwise consented to by Purchaser (which consent shall not be unreasonably withheld), prior to the Closing Date, Seller shall cause the Company not to (and with respect to subsections (ii), (xxi), (xxii) and (xxiii) below, Seller shall not):

     (i) amend, modify, supplement, rescind, restate or otherwise change its Organizational Documents;

     (ii) authorize for issuance, issue, sell, deliver, transfer, pledge or otherwise encumber, grant, create or incur a Lien on, or agree or commit to do any of the foregoing with respect to, (A) any capital stock of, or other equity or voting interest in, the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares of capital stock of, or other equity or voting interest in, the Company, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company;

     (iii) declare, pay or set aside any dividend or make any distribution (whether in property, assets or cash and in any form) with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, in each case, directly or indirectly, any shares of capital stock of, or other equity or voting interest in, the Company, or make any other change in the capital structure of the Company;

     (iv) increase the compensation payable (in whatever form, including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, director, employee or agent or other Person (including any leased employee or contract employee) providing services to the Company, except for (A) such increases that were required in accordance with the terms of any Employee Benefit Plan set forth in Schedule 3.21(a) and (B) salary increases made in the ordinary course of business consistent with past practice not exceeding three percent (3%) of the annual base salary for any Person and disclosed to Purchaser;

     (v) enter into, establish, adopt or amend or otherwise become obligated under any Employment Benefit Plan (other than as set forth in Schedule 3.21(a)) or any other employment retention, change in control, collective bargaining, deferred compensation, severance, retirement, bonus, profit-sharing, stock option or other equity-based pension or welfare plan, or any other plan, agreement, trust, fund, policy or arrangement for the benefit of maintained for the benefit of any officer, director, employee, agent or other Person (including any leased employee or contract employee) providing services to the Company or make, grant or pay any severance, termination, compensation, benefits, bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, director, employee, agent or other Person (including any leased employee or contract employee) providing services to the Company, except to the extent required by the terms of any Employee Benefit Plan set forth in Schedule 3.21(a);

     (vi) except as contemplated by Section 5.11, cancel, terminate, modify, assign or amend in any material respect any Contract (A) set forth in Schedule 3.13(a), (B) which, if in effect on the date hereof, would be required to be set forth in Schedule 3.13(a) or (C) outside the ordinary course of business;

     (vii) incur, assume, guarantee or modify any Indebtedness, except for (A) Indebtedness incurred, assumed, guaranteed or modified pursuant to the terms of any Contract set forth in Schedule 3.13(a) pursuant to Section 3.13(a)(iv) or
(B) negative cash balances and unpaid checks or drafts incurred in the ordinary course of business consistent with past practice;

     (viii) permit, grant, create or incur any Lien on any of its properties or assets (other than Permitted Liens);

     (ix) sell, transfer, lease, license, assign or otherwise dispose of any assets or properties having a value in excess of $5,000 in any individual case or $10,000 in the aggregate;

     (x) merge or consolidate with or into, or acquire all or substantially all or a substantial portion of the business or assets of, any other Person, in a single transaction or a series of transactions or by any other manner, or form or cause to be formed any Subsidiary of the Company;

     (xi) make any capital expenditure or execute any lease involving payments in excess of $5,000 individually or $10,000 in the aggregate or otherwise acquire any assets or properties that are material to the Company, individually or taken as a whole;

     (xii) enter into, materially amend or become subject to any joint venture, partnership, strategic alliance, shareholders' agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

     (xiii) write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice and GAAP charged to, and not in excess of, applicable reserves;

     (xiv) cancel, waive or release any claims or rights of material value or settle or compromise any action, claim, suit or other proceeding at law or in equity;

     (xv) except as required by GAAP, make any change in its accounting principles or any method of accounting or auditing practice by which such principles are applied for financial accounting purposes;

     (xvi) make any new, or changed any existing, tax election or settle and/or compromise any tax liability, prepare any Returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on such Returns, incur any material liability for Taxes other than in the ordinary course of business or file an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;

     (xvii) pay, discharge, settle or satisfy any material claims, other than in the ordinary course of business consistent with past practice;

     (xviii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company;

     (xix) conduct its cash management customs and practices (including collection policies and payment terms applicable to any suppliers, distributors and customers) other than in the ordinary course of business consistent with past practice;

     (xx) take any action with respect to or in contemplation of, or adopt resolutions providing for, any complete or partial liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

     (xxi) enter into any Contract of the type described in Section 3.13(a)(ix), other than as set forth in Schedule 3.13(a), or any other transaction with any Affiliate, director, officer or shareholder of the Company or Seller;

     (xxii) sell, transfer, lease, license, assign or otherwise disposed of any material Company Intellectual Property, except for nonexclusive licenses granted to customers in the ordinary course of business consistent with past practice or permit to lapse any registrations or applications or other rights with respect to any material Company Intellectual Property, or otherwise abandon or fail to maintain or enforce the Company's rights to any material Company Intellectual Property;

     (xxiii) take any action that if taken on or prior to the date of this Agreement would cause any of the representations and warranties of Seller set forth in Article III to be false or incorrect in any material respect; or

     (xxiv) take any action in contemplation of or enter into any contract or letter of intent with respect to, or otherwise commit or agree to do, in each case, whether or not binding or enforceable and whether or not in writing, any of the foregoing.

     5.2 Confidential Information. (a) Effective upon the Closing, Purchaser' obligations under that certain confidentiality and nondisclosure Agreement entered into on the 19th day of September 2003 between the Company and Purchaser (the "Confidentiality Agreement") shall terminate with respect to information relating to the Company. The terms of the Confidentiality Agreement shall otherwise be incorporated herein by reference.

     (b) Seller acknowledges that it is in possession of Confidential Information (as defined in the Confidentiality Agreement) concerning Purchaser and/or the Company and its business and operations. Seller agrees that it will, and will cause its Affiliates (other than the Company following the Closing) and its and their respective Representatives who have had access to Confidential Information to, treat confidentially and not disclose all or any portion of such Confidential Information; provided that the Company may use any such Confidential Information for the purpose of operating its business in the ordinary course. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature. If Seller or any of its Representatives are legally required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Purchaser about its intention to make, and the proposed contents of such, disclosure) any of such Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller agrees that Seller shall, or shall cause such Representative, to provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, Seller or such Representative, may disclose only that portion of such Confidential Information which such Person is legally required to disclose, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Seller further agrees that from and after the Closing Date, Seller and its Representatives, upon the request of Purchaser or the Company, promptly will deliver to Purchaser or the Company or destroy all such Confidential Information without retaining any copy thereof; provided, however, that any such Person may retain a sealed archival copy of any records in order to comply with applicable Law or to the extent maintenance of such records is otherwise required by the internal policies and procedures of such Person.

     5.3 Public Announcements. Neither Seller nor Purchaser shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system; provided that, prior to any such press release or making any such public statement, such party has used commercially reasonable efforts to obtain the approval of the other party prior to issuing such press release or making such public disclosure. The foregoing notwithstanding, after the Closing, Seller and its members shall have the right to issue press releases, make public statements and publish and disseminate "tombstone" and similar announcements concerning the consummation of the sale of Shares provided that such press releases, statements and announcements do not contain any information concerning the Company or the terms of the transactions contemplated hereby not previously made public by Purchaser.

     5.4 Non-Solicitation of Employees and Customers. (a) In consideration of the purchase of the Shares by Purchaser, Seller shall not, and shall cause its Affiliates not to, for the period from the Closing Date until the second (2nd) anniversary of the Closing Date:

     (i) solicit the employment, or the engagement as a consultant or contractor, for itself or any third Person, of, or any Key Employee. Nothing herein is intended to preclude (i) Seller's or its Affiliates' general solicitations in public media regarding employment opportunities or (ii) Seller's or its Affiliates' solicitation of any Key Employee (as an employee, consultant or otherwise) (A) whose employment by the Company (or any of its Affiliates) shall have been terminated at the instigation of the Company (or such Affiliate, as the case may be), or (B) if such Key Employee has resigned from the Company more than one hundred and eighty (180) days prior to such solicitation; and

     (ii) solicit for the benefit of or fulfillment by Seller or any Person other than the Company the business of the type and character engaged in or competitive with that conducted by the Company on the Closing Date, of any Person which is a customer or client of the Company, or was its customer or client, at any time within the two (2) years prior to the Closing Date, or attempt to hurt, hinder, diminish or interfere with the relationship between the Company and any such customer or client (including making any negative or disparaging statements or communications about Purchaser or the Company); provided, however, that this clause (ii) shall not limit in any way the lawful competitive business activities of any Person in which any Affiliate of Seller is at any time an investor or to which any Affiliate of Seller is at any time a lender so long as such activities are conducted in the ordinary course of business and do not use confidential information concerning the Company or its business provided to such Person by such Affiliate.

     (b) It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.4 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this
Section 5.4 shall be adjudicated to be invalid or unenforceable, this Section
5.4 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

     (c) The parties recognize that the performance of the obligations under this Section 5.4 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 5.4 to be performed by Seller, Purchaser and the Company shall be entitled, if it so elects, to obtain damages for any breach of this Section 5.4, or to enforce the specific performance thereof by Seller.

     5.5 Access and Information. (a) Prior to the Closing, Seller shall permit and shall cause the Company to permit, Purchaser, its Affiliates and their respective Representatives to (i) have reasonable access, during regular business hours, to the assets, Representatives, properties, Books and Records, businesses and operations relating to the Company as Purchaser, its Affiliates and their respective Representatives may reasonably request, (ii) to inspect each Contract set forth in Schedule 3.13(a) (or required to be set forth in Schedule 3.13(a)), Books and Records and all other documents and information, from time to time, reasonably requested by Purchaser and its Representatives, including financial, tax and operating documents and information and (iii) without limiting the foregoing, to meet with designated employees and Representatives of the Company. Seller shall cause the Company to furnish to Purchaser promptly upon request such additional documents and information with respect to the affairs of the Company, as Purchaser, its Affiliates or their respective Representatives may from time to time reasonably request. No information or knowledge obtained by Purchaser pursuant to this Section 5.5(a) shall affect or be deemed to modify any representation made by Seller under this Agreement or any other Transaction Document.

     (b) All information provided or obtained under Section 5.5(a) shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, and Purchaser hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, Books and Records, data, documents and other information that is provided to Purchaser or its Affiliates or any of their respective Representatives pursuant to this Agreement.

     5.6 Supplemental Disclosure and Notices. (a) Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser in writing if Seller has knowledge of: (i) the occurrence or non-occurrence of any fact or event that could reasonably be likely to cause (A) any representation of Seller in this Agreement or any other Transaction Document to be untrue or inaccurate in any material respect or (B) any covenant or condition of Seller contained in this Agreement or any other Transaction Document not to be complied with or satisfied in any material respect; (ii) any failure of Seller to comply with or satisfy any covenant or condition to be complied with or satisfied by Seller under this Agreement or any other Transaction Document in any material respect; (iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document or that such transactions otherwise may violate the rights of or confer remedies upon such Person; (iv) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document; and (v) any judicial, administrative, arbitration, action, suit, proceeding (public or private), condemnation, audit, claim, inquiry, investigation, whether domestic or foreign, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority, that, if pending on the date of this Agreement, would have been required to have been disclosed by Seller to Purchaser pursuant to this Agreement. Notwithstanding the foregoing, such notices shall not be deemed to cure, or to relieve Seller from, any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant, condition or agreement under this Agreement or any other Transaction Document, it being understood that the updating of Schedule 3.13(a) solely to reflect the execution, termination or expiration after the date hereof of Contracts in the ordinary course of business of the Company consistent with past practice, to the extent such execution, termination or expiration is otherwise permitted by this Agreement, shall not constitute a breach of the representations and warranties of Seller set forth in Section 3.13(a).

     (b) Between the date hereof and the Closing Date, Purchaser shall promptly notify Seller in writing if Purchase has knowledge of: (i) the occurrence or non-occurrence of any fact or event that could reasonably be likely to cause
(A) any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document to be untrue or inaccurate in any material respect or (B) any covenant or condition of Purchaser contained in this Agreement or any Transaction Document not to be complied with or satisfied in any material respect; (ii) any failure of Purchaser to comply with or satisfy any covenant or condition to be complied with or satisfied by Purchaser under this Agreement or any other Transaction Document in any material respect;
(iii) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document or that such transactions otherwise may violate the rights of or confer remedies upon such Person; and (iv) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document. Notwithstanding the foregoing, such notices shall not be deemed to cure, or to relieve Purchaser from any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant, condition or agreement under this Agreement or any other Transaction Document.

     5.7 Efforts to Consummate Transaction. (a) Each of Purchaser and Seller shall use commercially reasonable efforts in good faith to take or cause to be taken all actions, and to do, or cause to be done as promptly as practicable, all actions necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and any other Transaction Document, including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated by this Agreement and any other Transaction Document.

     (b) Each of Purchaser and Seller shall file or supply, or cause to be filed or supplied as soon as practicable following the execution of this Agreement, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable Law in connection with the transactions contemplated by this Agreement and any other Transaction Document, including such applications, notifications and information required to be filed pursuant to Section 5.7(c).

     (c) In furtherance of Section 5.7(b) but subject to Section 5.7(h), each party hereto covenants to contest and resist any action, claim or suit, whether judicial or administrative and whether brought derivatively or on behalf of third parties, seeking to have imposed any Order (whether temporary, preliminary, or permanent) that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

     (d) Purchaser shall use commercially reasonable efforts to obtain all consents, Permits, exemptions and waivers from Governmental or Regulatory Authorities and third Persons required to be obtained by Purchaser and necessary or advisable to authorize, approve or permit the performance by Purchaser of its obligations hereunder and under any other Transaction Document, including all such consents, Permits, exemptions and waivers set forth in Schedule 4.2(b).

     (e) Seller shall use commercially reasonable efforts to obtain all consents, Permits, exemptions and waivers from Governmental or Regulatory Authorities and third Persons required to be obtained by Seller and the Company and necessary or advisable to authorize, approve or permit the performance by Seller of its obligations hereunder and under any other Transaction Document, including all such consents, Permits, exemptions and waivers set forth in
Schedule 3.3(b); provided, however, that Seller shall have no obligation to, and may provide for the Company to, as may be permitted under this Agreement, make any payments or bear any other economic consequences of obtaining any such consent, Permits, exemptions and waivers.

     (f) Each party shall cooperate in good faith with the other party in obtaining all consents, Permits, exemptions and waivers from Governmental or Regulatory Authorities and third Persons required to be obtained and necessary or advisable to authorize, approve or permit the performance by the parties of their obligations hereunder and under any other Transaction Document.

     (g) Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, no amendment or modification shall be made to any Contract set forth in Schedule 3.13(a) (or required to be set forth in Schedule 3.13(a)) to obtain any required consent, Permit, exemption or waiver, and no consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, Permit, exemption or waiver required, necessary or advisable for the consummation of the transactions contemplated hereby or by any other Transaction Document shall be given or promised by Seller or the Company and no expenses shall be incurred with respect to such consents, Permits, exemptions or waivers without the prior written approval of Purchaser, unless such consideration or expenses shall be paid or given solely by Seller without any obligations of Purchaser or the Company to reimburse Seller therefor.

     (h) Notwithstanding the foregoing, nothing contained herein shall require Purchaser or its Affiliates to (i) defend any lawsuit should it determine, in its sole discretion, that it is not in its business interest to do so, (ii) sell, transfer, divest or otherwise dispose of any of its business assets or properties or any of the business or assets of the Company in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby or (iii) give or promise any consideration, whether such consideration shall consist of the payment of money or shall take any other form, or incur any expenses for any consent, Permit, exemption or waiver required, necessary or advisable for the consummation of the transactions contemplated hereby or by any other Transaction Document.

     (i) Each party shall provide to the other party copies of all filings made by such party with any Governmental or Regulatory Authority and, upon reasonable request, any other information supplied by such party to any Governmental or Regulatory Authority in connection with this Agreement or any other Transaction Document.

     (j) As promptly as practicable following the date of this Agreement, Purchaser shall use its commercially reasonable efforts to (i) complete the Proposed Financing Transactions and (ii) have the funds provided by the Proposed Equity Financing held in escrow pursuant to a customary escrow arrangement with the longest term as is then commercially and reasonable available up to thirty
(30) days. Purchaser shall provide Seller with a copy of any final and executed commitment letter it receives or credit agreement it enters into in connection with the Proposed Debt Financing and shall promptly inform Seller if at any time Purchaser becomes aware of any fact or circumstance that indicates that Purchaser will not be able to complete the Proposed Financing Transactions within forty five (45) days from the date of this Agreement. At such time as Purchaser has obtained the funds sufficient to pay the Cash Consideration (or has the right to obtain such funds through customary commitments of the type used in financings similar to the Proposed Financing Transactions or otherwise, subject to the satisfaction of the other conditions precedent to the consummation of the transactions contemplated hereby), Purchaser shall deliver a written notice to Seller to such effect.

     (k) Seller shall, and shall cause the Company and the Representatives of each of Seller and the Company to, cooperate with Purchaser upon its reasonable request in connection with the Proposed Financing Transactions; provided, however, that under no circumstances shall Seller, the Company (prior to the Closing) or any Representative of Seller or the Company (other than the Key Employees and such Representatives and other employees of the Company as may be approved by the Key Employees, excluding non-Key Employee directors of the Company and members of Seller and their respective Representatives) be required to make any oral or written representation to any potential purchaser of equity securities in the Proposed Equity Financing or to any potential lender in the Proposed Debt Financing.

     (l) Seller shall use its commercially reasonable efforts, and shall cause the Company to use its commercially reasonable efforts, to cause Moore Stephens Wurth Frazer and Torbet, LLP ("Moore Stephens"), with respect to (i) and (ii) below, and BDO Seidman LLP ("BDO"), with respect to (iii) below, to deliver to Purchaser, as promptly as practicable following the date of this Agreement, (i) the audited statements of assets, liabilities and division capital, statements of operations and statements of cash flows of the business purchased by the Company from Systems Management Specialists, Inc. pursuant to the Asset Transactions (the "SMS Business") for the eleven-month period ended November 30, 2002 and the year ended December 31, 2001 and the audited balance sheets of the SMS Business as of November 30, 2002 and December 31, 2001, (ii) the audited statements of assets, liabilities and division capital, statements of operations and statements of cash flows of the business purchased by the Company from Acxiom Corporation pursuant to the Asset Transactions (the "Acxiom Business") for the six-month period ended June 30, 2003, and the years ended December 31, 2002 and December 31, 2001 and the audited balance sheets of the Acxiom Business as of June 30, 2003, December 31, 2002 and December 31, 2001, (iii) (A) the audited balance sheet of the Company as of December 31, 2003 and the related audited statements of operations, shareholders' equity and cash flows for the year then ended certified by BDO and (B) the audited balance sheet of the Company as of December 31, 2002 and the related audited statements of operations, shareholders' equity and cash flows for the one (1) month ended December 31, 2002 certified by BDO ((i), (ii) and (iii) collectively, the "Historical Financial Statements"), (iv) the auditor,s reports of Moore Stephens relating to the Historical Financial Statements described in (i) and (ii) above and BDO relating to the Historical Financial Statements described in (iii) above (collectively, the "Historical Financial Statements Auditor's Reports") and (v) the consent of each of Moore Stephens and BDO, as applicable, with respect to the inclusion of the Historical Financial Statements, in each case, in customary form and meeting the filing requirements of the Securities and Exchange Commission, in any filings to be made by Purchaser under the Securities Act or the Exchange Act (the "Financial Statements Consents" and together with the Historical Financial Statements and the Historical Financial Statements Auditor's Reports, the "Financial Statements Deliveries"). Notwithstanding the foregoing, BDO will not have an obligation to deliver the Historical Financial Statements described in clause (iii) of the immediately preceding sentence until such time as it receives the appraisals (the "Appraisals") from an independent appraiser (to be provided at the cost and expense of Purchaser) of the tangible and intangible assets purchased by the Company in the Asset Transactions necessary to complete the final allocation of the purchase prices paid by the Company in connection with the Asset Transactions.

     5.8 Further Assurances. Seller and Purchaser each agree that from time to time before and after the Closing Date, they will execute and deliver or cause their respective Affiliates (including the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including the Company, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

     5.9 Non-Solicitation. (a) Seller shall not, and shall not cause or permit the Company or any of their respective Affiliates to, nor any Representative of Seller, the Company or any of their respective Affiliates (including any investment banker, attorney or accountant retained by Seller, the Company or any of their respective Affiliates) to:

     (i) initiate, facilitate, conduct, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to Seller) with respect to a merger, consolidation, acquisition, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its business or any purchase of any capital stock or other equity securities of the Company, or of any business of the Company, or all or any portion of the assets of the Company, (any such proposal or offer (other than as specifically permitted by this Agreement), an "Acquisition Proposal");

     (ii) engage in or encourage or respond (except as specifically permitted below) to any negotiations concerning, or provide any information or data to, or have any discussions with, or otherwise cooperate in any other way with any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or

     (iii) release any Person or other third party from, or amend or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party.

     (b) Seller shall, and shall cause each of the respective Affiliates and Representatives of Seller and the Company (including any investment banker, attorney or accountant retained by Seller, the Company or any of their respective Affiliates) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

     (c) Before responding to any Acquisition Proposal or responding to any request for information or to commence discussions that may be reasonably believed to be directed at making an Acquisition Proposal, which response shall consist solely of informing such Person of the restrictions contained in this
Section 5.9, Seller shall, and shall cause its Affiliates, the Company and their respective Representatives to (as applicable), promptly notify Purchaser (in writing) that it has received such Acquisition Proposal or request.

     5.10 Intercompany Balances. At or prior to the Closing, Seller shall cause, and shall cause the Company to cause, all intercompany Indebtedness, and amounts owed, and all intercompany balances outstanding, between Seller or any Affiliate of Seller (other than the Company), on the one hand, and the Company, on the other hand, to have been satisfied in full in a manner that does not create any Tax or other liability for or obligation of Purchaser, the Company or any of their respective Affiliates (including any increase in the Purchase Price).

     5.11 Termination of Existing Registration Rights Agreement. Prior to the Closing, Seller shall cause, and shall cause the Company and each other party thereto to cause, the termination (including the termination of any rights or obligations with respect to the Common Stock of the Company) of that certain Amended and Restated Registration Rights Agreement, dated as of June 27, 2003, by and among Seller, the Company, and the other parties named therein, and the Company shall have been released from all obligations thereunder.

     5.12 Release. (a) For and in consideration of the amounts payable to Seller under this Agreement, effective as of the Closing Date, Seller, acting solely in its capacity as the sole shareholder of the Company, hereby releases, acquits and forever discharges the Company of and from any and all manner of action or actions, cause or causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity (collectively, "Claims"), other than Claims arising under this Agreement, which Seller ever had, now has, or hereafter may have against the Company arising out of Seller's status as a shareholder of the Company (it being understood and agreed that nothing in this clause (a) shall in any way limit or otherwise restrict any claims Seller may have against Purchaser arising out of, relating to or in connection with this Agreement and the transactions contemplated hereby).

     (b) For and in consideration of the Shares to be transferred to Purchaser pursuant to this Agreement, effective as of the Closing Date, Purchaser on behalf of the Company, hereby releases, acquits and forever discharges Seller, solely in its capacity as a shareholder of the Company, of and from any and all Claims, other than Claims arising under this Agreement, which the Company ever had, now has, or hereafter may have against Seller, arising out of Seller's status as the sole shareholder of the Company (it being understood and agreed that nothing in this clause (b) shall in any way limit or otherwise restrict any claims Purchaser may have against Seller arising out of, relating to or in connection with this Agreement and the transactions contemplated hereby).

     5.13 Distributions of Stock Consideration. Seller shall take all action required to ensure that the Stock Consideration is distributed to its members as a distribution with respect to their membership interests. Purchaser shall upon request of Seller promptly re-register the shares of Purchaser Common Stock issued as the Stock Consideration in the names of the members who have received such shares (allocated among the members in such amounts as Seller may instruct) without any requirement for the delivery of any legal opinion in connection therewith.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

     6.1 Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the purchase of the Shares and the other transactions contemplated hereby shall be subject to the satisfaction by Seller or waiver (to the extent permitted by Law) by Purchaser on or prior to the Closing Date of each of the following conditions:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 shall be true and correct in all respects and the representations and warranties contained in Section 3.7 (to the extent not qualified by "materiality," "in all material respects," or similar terms and phrases) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and on the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date) and (ii) all other representations and warranties of Seller contained in Article III hereof, disregarding and without giving effect to all qualifications and exceptions contained in such representations and warranties relating to knowledge, materiality or Material Adverse Effect (and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom), shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the untruth or incorrectness of such representations and warranties has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects in accordance with this Agreement; and Purchaser shall have received at the Closing certificates certifying as to the fulfillment of the foregoing dated as of the Closing Date and duly executed on behalf of Seller.

     (b) Material Adverse Effect. No event, change, development, condition or circumstance shall have occurred since the Balance Sheet Date that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company or Seller.

     (c) No Action or Order. On the Closing Date, no action, suit or proceeding by, or before, any Governmental or Regulatory Authority of competent jurisdiction shall be pending or threatened seeking to (i) enjoin, prohibit or restrain the consummation of the sale of the Shares or the other transactions contemplated by this Agreement or recover damages from Purchaser, any Affiliate of Purchaser or the Company with respect thereto or (ii) require Purchaser to dispose of or hold separately any Shares or assets of the Company or Purchaser. No preliminary or permanent injunction, temporary restraining Order or other decree of any Governmental or Regulatory Authority and no applicable Law shall exist that enjoins, prohibits or restrains the consummation of the transactions contemplated by this Agreement.

     (d) Opinion of Counsel. Purchaser shall have received the opinion of Bingham McCutchen LLP containing substantially the matters set forth in Exhibit A.

     (e) Governmental Consents. All consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, made or filed or shall have occurred, including the approvals set forth in Schedule 6.1(e), without the imposition of conditions, the requirement of divestiture of assets or property or the requirement of expenditure of money by Purchaser or the Company (other than as permitted hereunder) to a third party (other than filing and similar fees required to be paid to a Governmental Authority) in exchange for any such consent, approval, license, permit, order, authorization, registration, declaration, filing or expiration of waiting periods, except for such consents, approvals, licenses, permits, orders and authorizations registrations, declarations, filings or expirations of waiting periods the failure of which to obtain (i) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, Seller or Purchaser or (ii) could not reasonably be expected to result in a violation of applicable Law.

     (f) Third Party Consents. The Company shall have obtained all consents from third parties set forth in Schedule 6.1(f).

     (g) Estoppels. Purchaser shall have received estoppels, in form and substance reasonably satisfactory to Purchaser, from each ground lessor under a Facility Lease whose consent is required pursuant to Section 6.1(f); provided that such ground lessor is required to deliver an estoppel by the terms of the relevant Facility Lease (it being understood that Seller shall not permit the Company to pay any consideration or offer or grant any financial accommodation to such ground lessor without the prior consent of Purchaser).

     (h) Financial Statements Deliveries. Purchaser shall have received the Financial Statements Deliveries, and the Historical Financial Statements described in clause (iii) of Section 5.7(l) shall not differ in any material respect from the Draft Financial Statements, except to the extent any such differences are reflected solely as a result of the information contained in the Appraisals and the final allocation of the purchase prices paid by the Company in connection with the Asset Transactions as determined pursuant to the Appraisals.

     (i) Financing. Purchaser shall have obtained funds pursuant to the Proposed Financing Transactions sufficient to enable it to pay the Cash Consideration.

     (j) Escrow Agreement. Each of the escrow agent named in the Escrow Agreement and Seller shall have executed and delivered to Purchaser the Escrow Agreement.

     (k) Employment Agreements. The Key Employees shall have entered into employment agreements with Purchaser on the terms set forth in Schedule 6.1(k).

     (l) Other Documents. Purchaser shall have received all other documents and certificates required to be delivered to Purchaser pursuant to Section 2.4 of this Agreement.

     6.2 Conditions to the Obligation of Seller. The obligation of Seller to consummate the sale of the Shares and the other transactions contemplated by this Agreement shall be subject to the satisfaction by Purchaser or waiver (to the extent permitted by Law) by Seller on or prior to the Closing Date of each of the following conditions:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in Sections 4.1 and 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date) and (ii) all other representations and warranties of Purchaser contained in Article IV hereof disregarding and without giving effect to all qualifications and exceptions contained in such representations and warranties relating to knowledge, materiality or Material Adverse Effect (and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects" and similar terms and phrases shall be deemed to be deleted therefrom), shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the date of this Agreement and on the Closing Date (except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date), except where the untruth or incorrectness of such representations and warranties has not had and could not reasonably be expected to have a Material Adverse Effect; each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects in accordance with this Agreement; and the Company shall have received at the Closing certificates certifying as to the fulfillment of the foregoing dated as of the Closing Date and duly executed on behalf of each of Purchaser.

     (b) No Action or Order. On the Closing Date, no action, suit or proceeding by, or before, any Governmental or Regulatory Authority of competent jurisdiction shall be pending or threatened seeking to enjoin, prohibit or restrain the consummation of the transactions contemplated by this Agreement or recover damages from Seller or any Affiliate of Seller with respect thereto. No preliminary or permanent injunction, temporary restraining Order or other decree of any Governmental or Regulatory Authority and no applicable Law shall exist that enjoins, prohibits or restrains the consummation of the transactions contemplated by this Agreement.

     (c) Opinion of Counsel. Seller shall have received the opinion of Latham & Watkins LLP containing substantially the matters set forth in Exhibit B.

     (d) Governmental Consents. All consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, made or filed or shall have occurred, including such approvals as are set forth in Schedule 6.1(e), without the imposition of conditions, the requirement of divestiture of assets or property or the requirement of expenditure of money by Purchaser or the Company to a third party (other than filing and similar fees required to be paid to a Governmental Authority) in exchange for any such consent, approval, license, permit, order, authorization, registration, declaration, filing or expiration of waiting periods, other than those consents, approvals, licenses, permits, orders and authorizations registrations, declarations, filings or expirations of waiting periods, the failure of which to obtain, (i) could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or (ii) could not reasonably be expected to result in a violation of applicable Law.

     (e) Escrow Agreement. Each of the escrow agent named in the Escrow Agreement and Purchaser shall have executed and delivered to Seller the Escrow Agreement.

     (f) Other Documents. Seller shall have received all other documents and certificates required to be delivered to Seller pursuant to Section 2.5 of this Agreement.

                                  ARTICLE VII

                                   TAX MATTERS

     7.1 Tax Returns. (a) Seller shall prepare and execute on behalf of the Company and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due on or prior to the Closing Date. Such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items. Seller shall provide a copy of such Returns due after the date of this Agreement to Purchaser for its review or comment at least fifteen (15) days before such Returns are due. Such Returns shall not be filed without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

     (b) Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due after the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Returns.

     (c) After the Closing Date, Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods.

     7.2 Transfer Taxes. Purchaser and Seller shall share equally in the payment of all transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement.

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1 Survival of Representations. (a) Except as set forth in paragraph (b) below, the respective representations and warranties of Seller and Purchaser contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement shall survive the purchase and sale of the Shares pursuant to this Agreement for a period of twelve (12) months after the Closing Date.

     (b) The representations and warranties contained in Sections 3.1(a) (Ownership of Shares), 3.4(a) (Existence and Good Standing) and 3.5 (Capital Stock) shall survive indefinitely. The representations and warranties contained in Sections 3.29 and 4.6 (Brokers' or Finders' Fees) shall survive until sixty
(60) days after the expiration of the applicable statute of limitations period with respect to the matters covered thereby (after giving effect to any waivers and extensions thereof). All of the representations and warranties of Seller referred to in this Section 8.1(b) are collectively referred to herein as "Seller's Unlimited Warranties" and the representation and warranty of Purchaser referred to in this Section 8.1(b) is referred to herein as "Purchaser's Unlimited Warranty".

     8.2 Indemnification. (a) Subject to Section 8.2(e), Seller agrees to indemnify, defend (as provided in Section 8.4) and hold Purchaser and its Affiliates (including the Company) and their respective stockholders, officers, directors, employees, agents and other Representatives, successors and assigns (each a "Purchaser Indemnitee"), harmless from and against any damages, losses, liabilities, penalties, obligations, claims of any kind, interest or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses"), suffered, incurred or paid, directly or indirectly, through application of the Company's or Purchaser's assets or otherwise, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Seller in this Agreement (whether or not contained in Article III) or in the certificate delivered pursuant to Section 6.1(a) to be true and correct in all respects, (ii) any breach by Seller of any of its covenants contained herein,
(iii) Seller's Expenses to the extent the actual amount thereof paid by the Company exceeds the aggregate amount of Seller's Expenses set forth on the Seller's Expenses Certificate delivered in accordance with Section 2.7, (iv) any liability arising out of the Company's failure to comply with the provisions of any foreign, federal, state or local "bulk sales," "bulk transfer" or similar Laws with respect to the Asset Transactions, (v) any Claims asserted by any Person against the Company, Purchaser or any of their respective Affiliates relating to (A) any equity incentive plan of Seller or the Company in effect prior to the Closing or (B) the distribution of the Purchase Price by Seller to its members.

     (b) Subject to Section 8.2(f), Purchaser agrees to indemnify, defend (as provided in Section 8.4) and hold Seller and its Affiliates and their respective shareholders, officers, directors, employees, agents and other Representatives, successors and assigns (other than the Company and its Subsidiaries) (each a "Seller Indemnitee") harmless from and against any Losses suffered, incurred or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Purchaser in this Agreement (whether or not contained in Article IV) or in any certificate delivered pursuant to Section 6.2(a) to be true and correct in all respects,
(ii) any breach by Purchaser of any of its covenants contained herein, (iii) any liability under WARN or any similar Law resulting from actions taken by Purchaser following the Closing and (iv) any liability under any securities Law resulting from claims brought by a third party against Seller in connection with the Proposed Equity Financing.

     (c) The obligations to indemnify, defend and hold harmless pursuant to Sections 8.2(a)(i) and 8.2(b)(i) shall survive the consummation of the transactions contemplated by this Agreement for the time periods set forth in
Section 8.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof. The obligations to indemnify, defend and hold harmless pursuant to the other provisions of Sections 8.2(a) and 8.2(b) shall survive the consummation of the transactions contemplated by this Agreement until the expiration of all applicable statutes of limitation, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

     (d) Except for claims grounded in fraud, deceit or willful misconduct, the rights of Purchaser Indemnitees, on the one hand, and the Seller Indemnitees, on the other hand, under this Article VIII comprise the sole rights and remedies of Purchaser Indemnitees and the Seller Indemnitees, respectively, at Law or in equity or otherwise for any misrepresentation, breach of warranty, or the failure to fulfill any agreement or covenant hereunder on the part of Seller or Purchaser, respectively, including the right of rescission or restitution but excluding the right to seek specific performance or equitable enforcement of any agreement or covenant of Seller or Purchaser, respectively, hereunder.

     (e) Seller shall have no liability with respect to the matters described in Sections 8.2(a)(i) (other than with respect to breaches or inaccuracies of any of Seller's Unlimited Warranties and any of the representations and warranties in Sections 3.8(b) (Indebtedness), 3.15 (Taxes) and 3.17 (Intellectual Property)) until the total of all Losses with respect thereto exceeds two hundred thousand dollars ($200,000), and then only for the amount by which such Losses exceed two hundred thousand dollars ($200,000). In no event shall the aggregate liability of Seller under Section 8.2(a)(i) exceed an amount equal to the Escrow Amount plus interest accrued thereon pursuant to the Escrow Agreement (and any such liability shall be satisfied solely out of the Escrow Amount and such interest accrued thereon as provided in the Escrow Agreement), except with respect to indemnification for breaches or inaccuracies of Seller's Unlimited Warranties.

     (f) Purchaser shall have no liability with respect to the matters described in Section 8.2(b)(i) (other than with respect to breaches or inaccuracies of Purchaser's Unlimited Warranty) until the total of all Losses with respect thereto exceeds two hundred thousand dollars ($200,000), and then only for the amount by which such Losses exceed two hundred thousand dollars ($200,000). In no event shall the aggregate liability of Purchaser under Section 8.2(b)(i) exceed an amount equal to the Escrow Amount plus interest accrued thereon pursuant to the Escrow Agreement, except with respect to indemnification for breaches or inaccuracies of Purchaser's Unlimited Warranty.

     (g) The right to indemnification based upon breaches or inaccuracies of representations, warranties and covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, whether as a result of disclosure by a party pursuant to this Agreement or otherwise, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect a party's right to indemnification, payment of Losses or other remedies based on such representations, warranties and covenants.

     (h) Subject to Section 8.4, upon payment in full by Seller of any claim for indemnification, or the payment by Seller of any judgment or settlement with respect to a claim by a third party, Seller shall be subrogated to the extent of such payment to the rights of Purchaser Indemnitee (at no cost or expense to any Purchaser Indemnitee) against any person or entity (other than any Purchaser Indemnitee, including, without limitation, the Company) with respect to the subject matter of such claim for indemnification or claim by such third party, provided, however, that: (i) Purchaser shall have the right to assume the conduct and control, through counsel reasonably acceptable to Seller, of the prosecution of any action, lawsuit, proceeding or other claim made or brought against such Person or entity if Purchaser or the Company has any remaining unsatisfied claim for Losses against such entity or party connected with, or arising from, the subject matter of such claim for indemnification or claim by such third party; (ii) any amount recovered as a result of any such action, lawsuit, proceeding or other claim shall be paid to Purchaser and set-off against the amount of Purchaser's unsatisfied claim for Losses and any balance remaining (up to the amount of the payment made by Seller for such claim for indemnification or judgment or settlement with respect to such claim by a third party) shall be paid to Seller; and (iii) no action shall be taken by Seller pursuant to this Section 8.2(h) unless and until any such remaining unsatisfied claim of Purchaser or the Company for Losses has been satisfied in full.

     (i) Purchaser and Seller acknowledge and agree that, after the Closing, the Company shall not have any liability to Seller or any of its Affiliates or Seller Indemnitees on the account of any claim made by Purchaser or any other party under this Agreement or any other Transaction Document, and none of Seller or any of its Affiliates or Seller Indemnitees shall have any right of contribution against the Company with respect to any such claim made by Purchaser or any other party.

     8.3 Indemnification Procedure. (a) Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 hereof (an "Indemnified Party"), including, any claim by a third party described in Section 8.4, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the "Indemnifying Party") a certificate in the form of Exhibit C (the "Certificate"), which Certificate shall:

     (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

     (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

     (b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within ten (10) Business Days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant's fees or expenses by the other party.

     (c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within ten (10) Business Days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b) and claims for Losses the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 8.4, are hereinafter referred to, collectively, as "Agreed Claims". Within ten (10) Business Days of the determination of the amount of any Agreed Claims, subject to the limitation set forth in Section 8.2, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment. 8.4 Third Party Claims. If a claim by a third party is made against any Indemnified Party and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided that it is reasonably anticipated by the Indemnified Party that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (iii) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (i) the Indemnifying Party shall have failed, within a reasonable time after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement that (i) is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment, (ii) provides for injunctive relief or other nonmonetary relief affecting the Indemnified Party or (iii) in the reasonable opinion of the Indemnified Party, could materially adversely affect the Indemnified Party. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim. The obligations of an Indemnifying Party pursuant to this Section 8.4 are subject to the limitation set forth in Section 8.2.

                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) By the mutual written agreement of Purchaser and Seller;

     (b) By Purchaser, on the one hand, or Seller, on the other hand, by written notice to the other party after 5:00 p.m. New York City time on the date that is sixty (60) days after the date of this Agreement, if the transactions contemplated by this Agreement have not been consummated, unless such date is extended by the mutual written consent of Purchaser and Seller; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligations under this Agreement has caused or resulted in the failure of the Closing to occur on or before such date;

     (c) By either Purchaser, on the one hand, or Seller, on the other hand, by written notice to the other party if:

     (i) the other party has (and the terminating party shall not have) failed to perform and comply with, in any material respect, any material agreement, covenant or condition hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 30 days following notice of such failure; or

     (ii) any event occurs or any condition exists after the date of this Agreement that makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event is due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions of this Agreement to be performed or complied with by such party prior to the Closing;

     (d) By Seller by written notice to Purchaser after 5:00 p.m. New York City time on the date that is forty five (45) days from the date of this Agreement (the "Cut-off Time"), if (i) Purchaser has not delivered to Seller the written notice referred to in the last sentence of Section 5.7(j) on or prior to the Cut-off Time or (ii) Purchaser has delivered such notice prior to the Cut-off Time but as of the Cut-off Time does not have funds sufficient to pay the Cash Consideration and does not have the right to obtain such funds through customary commitments of the type used in financings similar to the Proposed Financing Transactions or otherwise (subject to the satisfaction of the other conditions precedent to the transactions contemplated hereby); provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(d) if, as of the Cut-off Time, any event has occurred or any condition exists at the Cut-off Time that would make it impossible for Seller to satisfy the conditions precedent set forth in Sections 6.1(a), 6.1(b) and 6.1(c) and it is reasonable to conclude that Seller will not be able to satisfy such conditions precedent within fifteen (15) days following the Cut-off Time.

     9.2 Effect of Termination(a) . (a) In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall promptly be given by the terminating party to the other party and this Agreement shall become void and have no effect, without any liability to any person in respect of this Agreement or of the transactions contemplated by this Agreement on the part of any party, or any of its Representatives, shareholders or Affiliates, except as provided in Sections 5.2, 5.3, Article X and this Section 9.2, and except that nothing in this Agreement shall relieve any party of liability for fraud or deceit or willful misconduct, or for any breach of or failure to perform any of its agreements and covenants contained in this Agreement; provided, however, that, notwithstanding anything to the contrary contained herein, Seller's right (whether or not exercised) pursuant to Section 9.1(d) to terminate this Agreement and receive a termination fee pursuant to Section 9.2(b) shall be Seller's sole and exclusive remedy for any breach of Purchaser's representations, warranties or covenants relating the Proposed Financing Transactions or any obligation, covenant or agreement of Purchaser to obtain funds to pay the Cash Consideration.

     (b) In the event this Agreement shall be terminated by Seller pursuant to
Section 9.1(d), Purchaser shall, within two Business Days thereof, pay to Seller by wire transfer of immediately available funds a termination fee in the amount of three hundred seventy five thousand dollars ($375,000).

     (c) In the event this Agreement shall be terminated and at such time any party is in material breach of or in default under any term or provision hereof, such termination shall be without prejudice to, and shall not effect, any and all rights to damages that any other party may have hereunder or otherwise under applicable Law; provided, however, that, notwithstanding anything to the contrary contained herein, Seller's right (whether or not exercised) pursuant to
Section 9.1(d) to terminate this Agreement and receive a termination fee pursuant to Section 9.2(b) shall be Seller's sole and exclusive remedy for any breach of Purchaser's representations, warranties or covenants relating the Proposed Financing Transactions or any obligation, covenant or agreement of Purchaser to obtain funds to pay the Cash Consideration. The damages recoverable by the non-defaulting party shall include all attorneys' fees reasonably incurred by such party in connection with recovering any such damages.

                                   ARTICLE X

                                  MISCELLANEOUS

     10.1 Expenses. Except as provided in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective legal counsel and financial advisers. Without limiting the generality of the foregoing, Seller shall be responsible for Seller's Expenses as provided in
Section 2.7. The foregoing notwithstanding, all out-of-pocket expenses incurred by the Company relating to the preparation of the Historical Financial Statements as described in clauses (i) and (ii) of Section 5.7(l) shall be borne by Purchaser, whether or not the transactions contemplated by this Agreement are consummated. Except as provided in the immediately preceding sentence, the Company shall pay and shall be entitled to pay without any adjustment to the Purchase Price or reimbursement obligation on the part of Seller, the fees and expenses of the Company's accountants incurred in connection with the preparation of the Historical Financial Statements as described in clause (iii) of Section 5.7(l), the related drafts thereof and the unaudited financial statements of the Company, including the preparation of the related financial statements of Seller, or in providing other services to the Company in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

     10.2 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

     10.3 Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of (i) the State of New York or the United States District Court for the Southern District of New York or (ii) the State of California or the United States District Court for the Central District of California, in connection with any suit, action or judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any Transaction Document or any matter related hereto or thereto and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any Transaction Document. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Agreement or any Transaction Document or any matter related hereto or thereto in any New York State or Federal Court sitting in New York or in any California State or Federal Court sitting in California and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court. The foregoing consents to non-exclusive jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by any method approved pursuant to Section 10.4 below, to such party's address set forth below shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.3.

     10.4 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (a) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows (or to such other address or number as shall be furnished in writing by any such party):

                  if to Seller, to

                  ITO Holdings, LLC
                  c/o Global Innovation Partners, LLC
                  2730 Sand Hill Road
                  Menlo Park, CA 94025
                  Telephone:  (650) 233-3609
                  Facsimile:   (650) 233-3601
                  Attn:  Eric Harrison

                  and to

                  ITO Holdings, LLC
                  c/o RLH Investors, L.P.
                  300 South Grand Avenue, 29th Floor
                  Los Angeles, CA 90071
                  Telephone:  (213) 229-8500
                  Facsimile:  (213) 229-8597
                  Attn: Patrick C. Haden


                  with a copy to

                  Bingham McCutchen LLP
                  600 Anton Boulevard, 18th Floor
                  Costa Mesa, CA 92626
                  Telephone:  714-830-0626
                  Facsimile:  714-830-0726
                  Attn:  James W. Loss, Esq.
                         Thomas F. Morrison, Esq.


                  and if to Purchaser, to

                  Infocrossing, Inc.
                  Two Christie Heights Street
                  Leonia, NJ  07605
                  Telephone:  201-840-4700
                  Facsimile:  201-840-7126
                  Attn:  Chief Executive Officer

                  with a copy to

                  Latham & Watkins LLP
                  885 Third Avenue
                  New York, NY 10022--4802
                  Telephone:  212-906-1215
                  Facsimile:  212-751-4864
                  Attn:  David M. Schwartzbaum, Esq.
                         David S. Allinson, Esq.

     10.5 Assignment; Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other party hereto, other than by operation of Law; provided that Purchaser may assign its rights, interests and obligations (other than its obligation to issue the Stock Consideration) hereunder without the express written consent of the other party hereto (a) to any direct or indirect wholly owned Subsidiary of Purchaser, (b) in connection with the transfer by Purchaser of all or substantially all of the capital stock and/or assets of the Company or (c) to one or more lenders as a collateral assignment; provided, further, that if Purchaser makes any assignment referred to in (a) above, Purchaser shall remain liable under this Agreement as if such assignment had not occurred. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Any purported assignment in violation of the above shall be void and of no effect to transfer any right hereunder.

     10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     10.7 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof and the Confidentiality Agreement, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein. This Agreement, including the other documents referred to herein which form a part hereof and the Confidentiality Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

     10.8 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by Purchaser and Seller or, in the case of a waiver, by the party waiving compliance.

     10.9 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     10.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and the Purchaser Indemnitees and Seller Indemnitees, all of whom are express third party beneficiaries of this Agreement.

     10.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     10.12 Schedules and Exhibits(a) . (a) Items disclosed on one particular Schedule relating to one section of this Agreement shall be deemed to be constructively disclosed or set forth in other Schedules relating to other sections of this Agreement regardless of whether a cross-reference is made to such other Schedules so long as the matter and extent of such disclosure is sufficient to identify the facts and circumstances required to be disclosed in such other Schedule. The fact that any item of information is contained in a Schedule shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the term "material", "materially", "materiality" or "Material Adverse Effect", or any similar qualification in this Agreement.

     (b) Each Exhibit and Schedule to this Agreement is a part of this Agreement, but, in the event of any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.

     10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN ANY OF THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES TO THIS AGREEMENT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY OR PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

         [The remainder of this page has been intentionally left blank.
                            Signature page follows.]




     IN WITNESS WHEREOF, each of Seller and Purchaser has caused its company name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.


                                ITO HOLDINGS, LLC

                                By:  /s/ Patrick A. Dolan
                                     ------------------------------
                                     Name:   Patrick A. Dolan
                                     Title:  Manager


                                INFOCROSSING, INC.

                                By:   /s/ Zach Lonstein
                                      -----------------------------
                                      Name:   Zach Lonstein
                                      Title:  Chairman & Chief Executive Officer

                                    EXHIBIT A





             Topics to be Covered by Seller's Counsel Legal Opinion


Opinions covering the following topics will be addressed in one or more opinions to be delivered by counsel to Seller subject to standard exceptions and qualifications1:

1. Seller is a limited liability company of the State of California, with limited liability company power and authority to enter into the Purchase Agreement and the other Transaction Documents to which it is a party and perform its obligations thereunder. Based on certificates from public officials, we confirm that Seller is validly existing and in good standing under the laws of the State of California.

2. The Company is a corporation of the State of California. Based on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of California.

3. The execution, delivery and performance of the Purchase Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action of Seller, and the Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller.

4. Each of the Purchase Agreement and the Escrow Agreement constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5. The execution and delivery of the Purchase Agreement and the Escrow Agreement, and the sale, assignment, transfer and delivery by Seller to Purchaser of the Shares pursuant to the Purchase Agreement and the Escrow Agreement, on the date hereof do not: (i) violate the provisions of the Organizational Documents of Seller or the Company, (ii) violate any federal or California statute, rule or regulation applicable to Seller or the Company, or (iii) require any consents, approvals, or authorizations to be obtained by Seller or the Company, or any registrations, declarations of filings to be made by Seller or the Company, under any federal or California statute, rule or regulation applicable to Seller or the Company that have not been obtained or made.

6. The authorized capitalization of the Company consists of 1,000,000 shares of common stock, of which no shares are issued and outstanding other than the Shares and no shares are held in the Company's treasury. The Shares are owned of record by Seller. Except as described above, no shares of capital stock of the Company are authorized, issued, outstanding or reserved for issuance.

7. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable and free of preemptive rights arising from the Organizational Documents of the Company or Seller.

Seller's counsel shall permit the lenders of Purchaser to rely on the foregoing opinions delivered at the Closing as may be reasonably requested by such lenders in connection with the Proposed Debt Financing.

                                   EXHIBIT B


            Topics to be Covered by Purchaser's Counsel Legal Opinion


Opinions covering the following topics will be addressed in one or more opinions to be delivered by counsel to Purchaser subject to standard exceptions and qualifications1:

1. Purchaser is a corporation of the State of Delaware, with corporate power and authority to enter into the Purchase Agreement and the other Transaction Documents to which it is a party and perform its obligations thereunder. Based on certificates from public officials, we confirm that Purchaser is validly existing and in good standing under the laws of the State of Delaware.

2. The execution, delivery and performance of the Purchase Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of Purchaser, and the Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Purchaser.

3. Each of the Purchase Agreement and the Escrow Agreement constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4. The execution and delivery of the Purchase Agreement and the Escrow Agreement, and the purchase by Purchaser of the Shares from Seller pursuant to the Purchase Agreement and the Escrow Agreement, on the date hereof do not: (i) violate the provisions of the Organizational Documents of Purchaser, (ii) violate any federal or New York statute, rule or regulation applicable to Purchaser, or (iii) require any consents, approvals, or authorizations to be obtained by Purchaser, or any registrations, declarations of filings to be made by Purchaser, under any federal or New York statute, rule or regulation applicable to Purchaser that have not been obtained or made.

5. The Stock Consideration to be issued to Seller pursuant to the Purchase Agreement has been duly authorized by all necessary corporate action of Purchaser and, when issued to Seller in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights arising from the Organizational Documents of Purchaser.

Purchaser's counsel shall permit the lenders of Purchaser to rely on the foregoing opinions delivered at the Closing as may be reasonably requested by such lenders in connection with the Proposed Debt Financing. 1.

                                    EXHIBIT C


                 Form of Certificate: Indemnification Procedure


                        [Letterhead of Indemnified Party]


                     CERTIFICATE OF ENTITLEMENT TO INDEMNITY


                                                               [______________]1


[Notice address of Indemnifying Party]


     I, _____________________, [a duly authorized officer of [Indemnified Party] (the "Company"), a [________]2,]3 pursuant to Section 8.3 of the Stock Purchase Agreement (the "SPA"), dated as of February __, 2004, by and between ITO Holdings, LLC and Infocrossing, Inc., hereby certify[ on behalf of [Name of Party], and not in my personal capacity,]4 that:


          (1) [Name of Party][I] [[has][have] paid or properly accrued Losses][anticipate[s] that [it][I] will incur liability for Losses] for which [the [Name of Party] is entitled][I am entitled] to indemnification pursuant to Section 8.2 of the SPA, in an aggregate amount of $[__________].


          (2) Schedule I attached hereto specifies in reasonable detail each individual item of Loss included in the amount stated above, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each item is related and the computation of the amount to which [the [Name of Party] claims][I claim] to be entitled under
     Section 8.2 of the SPA.


     Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the SPA, unless the context requires otherwise.


     IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.





                                                          [Indemnified Party]

                                                          By:
                                                              Name:
                                                              Title:

                                   Schedule I


Item Amount            Date Paid or Accrued         Description and Computation

                                    EXHIBIT D
                            Form of Escrow Agreement

                                ESCROW AGREEMENT


This ESCROW AGREEMENT (this "Agreement"), dated as of ______ __, 2004, is made and entered into by and among ITO HOLDINGS, LLC, a California limited liability company ("Seller"), INFOCROSSING, INC., a Delaware corporation ("Purchaser"), and _______________ (the "Escrow Agent").

                              W I T N E S S E T H :

WHEREAS, Seller and Purchaser have entered into a Stock Purchase Agreement, dated as of March 3, 2004 (the "Purchase Agreement"), providing for the purchase by Purchaser from Seller of all of the issued and outstanding shares of common stock (the "Shares") of ITO Acquisition Corporation, a California corporation (the "Company");

WHEREAS, the Purchase Agreement provides that certain portions of the cash consideration to be paid by Purchaser to Seller for the Shares shall be held in escrow pursuant to this Agreement; and

WHEREAS, Seller and Purchaser desire that the Escrow Agent hold and dispose of such escrowed monies, and the Escrow Agent is willing to do so, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement):

1. Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed the escrow agent hereunder.

2. Escrow Funds. Simultaneously with the execution of this Agreement, Purchaser shall deliver to and deposit with the Escrow Agent in accordance with the Purchase Agreement, in immediately available funds, an amount equal to three million six hundred and fifty thousand dollars ($3,650,000) to be held by the Escrow Agent in accordance with the terms of this Agreement (the funds so held by the Escrow Agent, from time to time, with the benefit of any earnings thereon, being hereinafter referred to as the "Escrow Funds"). The Escrow Agent hereby agrees to act with respect to the Escrow Funds as hereinafter set forth. The Escrow Funds will be retained by the Escrow Agent for safekeeping in an account (the "Escrow Account") pursuant to the terms hereof as security for the indemnity obligations of Seller set forth in Article VIII of the Purchase Agreement.

3. Investment of Escrow Funds.

     (a) The Escrow Agent shall invest and reinvest the Escrow Funds in any of the following investments: (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof; (ii) money market investments consisting solely of the investments identified in subsection (i) above; or (iii) certificates of deposit with maturities of six months or less from the date of acquisition thereof and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $5 billion (including the Escrow Agent, if applicable). Any earnings received from the investment of the Escrow Funds shall be credited to, and shall become a part of, the Escrow Funds (and any losses on such investments shall be deducted from the Escrow Funds) and shall be invested as provided in this
     Section 3 and remain on deposit with the Escrow Agent in the Escrow Account until disbursed in accordance with the terms hereof. The Escrow Agent shall have the right to sell any investments held hereunder in order to comply with the terms of this Agreement and shall not be liable for any loss due to fluctuation of interest rates or the market value of the investment being sold.

     (b) The Escrow Agent shall not be responsible or liable for any loss suffered in connection with any investment of the Escrow Funds made by it in accordance with this Section 3 or realized as a result of the sale of any such investment. All earnings on investments of Escrow Funds shall be net of income taxes, if any, payable by the Escrow Agent.

4. Claims Relating to the Escrow Account.

     (a) If at any time (and from time to time) Purchaser determines that it is entitled to indemnification for Losses from Seller pursuant to Article VIII of the Purchase Agreement, Purchaser shall deliver to each of the Escrow Agent and Seller a copy of the relevant Certificate delivered to Seller pursuant to Section 8.3(a) of the Purchase Agreement, together with wire instructions for disbursement to Purchaser of the amount specified in the Certificate for which indemnification is sought (the "Certificate Amount"). The Escrow Agent will have no responsibility to verify the existence of any circumstances set forth in such Certificate.

     (b) Seller may, within ten (10) Business Days after the delivery the Certificate described in Section 4(a) (the "Notice Period"), send a notice of objection with respect to the Certificate Amount to the Escrow Agent and Purchaser in accordance with Section 8.3(b) of the Purchase Agreement and
     Section 10 hereof (any such notice, a "Dispute Notice").

     (c) If the Escrow Agent does not receive a Dispute Notice with respect to a Certificate Amount within the Notice Period, Seller shall be deemed to have accepted such Certificate Amount in full and Seller shall have no further right to contest such amount. In the event of an acceptance or deemed acceptance of a Certificate Amount in its entirety, the Escrow Agent shall pay such amount to Purchaser within three (3) Business Days of such acceptance or deemed acceptance, to the extent Escrow Funds are available. If the Escrow Agent receives a Dispute Notice that relates to a Certificate within the Notice Period, the Escrow Agent (i) will pay to Purchaser the portion, if any, of the Certificate Amount that is not objected to in such Dispute Notice within three (3) Business Days after receipt of such Dispute Notice and (ii) will not disburse such portion of the Certificate Amount which is objected to in such Dispute Notice unless it has received either
     (x) a notice of release signed by Seller directing the Escrow Agent to deliver all or a portion of such funds and setting forth instructions as to payment, or (y) a final order by a court of competent jurisdiction, which order is not subject to ongoing appeal, directing the Escrow Agent to disburse an amount set forth in such order (provided that the Escrow Agent shall be entitled to receive from the claiming party, with a copy to the non-claiming party, a letter, on which the Escrow Agent may conclusively rely, to the effect that the order of the court is final and binding).

     (d) Notwithstanding the receipt of one or more Dispute Notices, the Escrow Agent shall disburse the amount specified in one or more Certificates for which no Dispute Notices have been timely received by it regardless of whether such disbursement would reduce the Escrow Account to an amount less than the amount subject to Dispute Notices which have been timely received by the Escrow Agent; provided, however, that at such time as the amount of the Escrow Funds have been reduced to zero, all then unresolved Dispute Notices shall be deemed resolved and of no further force or effect, solely for purposes of this Agreement and not with respect to any unresolved claims under the Purchase Agreement, and this Agreement shall terminate in accordance with Section 22 hereof.

5. Release of Escrow Account. Within three (3) Business Days after [Date which is one year from the closing of the Purchase Agreement to be inserted] [_______] (the "Distribution Date"), the Escrow Agent shall pay out of the Escrow Account to Seller an amount equal to the remaining amount, if any, of the Escrow Funds (subject to the succeeding proviso); provided, however, that (i) if any Certificate that has been delivered to Seller and the Escrow Agent on or prior to the Distribution Date remains outstanding and unresolved, an amount equal to the aggregate Certificate Amounts set forth in such outstanding and unresolved Certificates shall not be distributed to Seller on the Distribution Date, but instead will remain on deposit in the Escrow Account, and will be paid out only in accordance with the terms of Section 4(d) of this Agreement, to the extent funds are available, and (ii) the only amount that shall be distributed to Seller upon resolution in favor of Seller of any such Certificate shall be an amount, if available, equal to the difference between (x) the amount of Escrow Funds deducted from the distribution to Seller on the Distribution Date, minus
(y) the aggregate Certificate Amounts subject to any remaining outstanding and unresolved Dispute Notices.

6. Tax Matters.

     (a) The parties to this Agreement agree that, for federal and applicable state income tax purposes, all interest or other income earned from the investment of the Escrow Funds or any portion thereof shall be treated as assets and income of Seller. The Escrow Agent shall timely report to Seller and Purchaser the aggregate amount of such interest or other income and shall allocate such amounts in accordance with the preceding sentence.

     (b) Seller agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a form W-9 to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Funds is credited to such Escrow Funds. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds.

7. Payments by the Escrow Agent. All payments by the Escrow Agent will be by wire transfer or intrabank transfer of immediately available funds to the account of Purchaser or to the account of Seller, as the case may be, specified in written notice from the applicable party to the Escrow Agent.

8. No Creditor Rights. The Escrow Funds shall be held as a trust fund, subject to the sole dominion and control of the Escrow Agent, who shall have sole legal title thereto, and shall not be subject to lien or attachment of any creditor of any party hereto and shall be used solely for the purposes and subject to the conditions set forth herein. No creditor of Purchaser or Seller shall have any rights in or to the Escrow Funds so long as they remain subject to the terms of this Agreement. In addition, in order to effectuate the parties' intentions under this Agreement, Purchaser hereby grants to Seller and Seller hereby grants to Purchaser, a security interest in all of the grantor's rights, title and interest in and to the Escrow Funds and any proceeds thereof (as such term is defined in Section 9-306 of the Uniform Commercial Code) so long as the Escrow Funds and/or any such proceeds remain subject to the terms of this Agreement. In addition, Purchaser and Seller hereby appoint the Escrow Agent as Purchaser's and Seller's agent for possession of the Escrow Funds in order to perfect Purchaser's and Seller's respective security interests therein. The Escrow Agent agrees to this appointment and acknowledges that, in connection with the security interest granted in this Section 9, it is acting as bailee with respect to such Escrow Funds and/or such proceeds on behalf of Purchaser and Seller. Purchaser and Seller further agree to take any and all necessary additional steps to perfect and continue perfection of the security interests granted hereunder. The Escrow Agent hereby waives any and all rights to offset that it may have against the Escrow Funds, including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, indemnified costs or other losses (collectively "Escrow Agent Claims") that the Escrow Agent may be otherwise be entitled to collect from any party to this Agreement, other than Escrow Agent Claims arising under this Agreement.

9. Matters Relating to the Escrow Agent 10.14 .

     (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

     (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written instructions or notices furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper party or parties.

     (c) The Escrow Agent will not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights and powers conferred upon it by this Agreement (other than its negligence, gross negligence or willful misconduct), and may consult with counsel of its own choice and will be fully protected for any action taken by it hereunder in good faith and in accordance with the written opinion of such counsel.

     (d) In the event that the Escrow Agent shall be uncertain as to its duties or rights or shall receive instructions with respect to any property held by it in escrow pursuant to this Agreement which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by Purchaser and Seller or by a final order of a court of competent jurisdiction, which order is not subject to ongoing appeal. In the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement and, with respect to Seller and Purchaser, the Purchase Agreement) between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects.

     (e) The Escrow Agent may resign by giving written notice of such resignation to Purchaser and Seller specifying a date (not less than thirty
     (30) days after the giving of such notice) when such resignation shall take effect; provided, however, that such resignation shall not become effective until a successor escrow agent shall have been appointed and shall have accepted such appointment in writing and all Escrow Funds have been transferred to such successor escrow agent. Promptly after such notice, Purchaser and Seller will, by mutual agreement and notice to the Escrow Agent, appoint a successor escrow agent or otherwise provide for the disposition of Escrow Funds, and the Escrow Agent shall pay over the Escrow Funds, less its unpaid fees and expenses, as provided in such notice. If, within thirty (30) days after written notice of resignation by the Escrow Agent is received by Purchaser and Seller, a successor escrow agent is not appointed and no notice is delivered with regard to the disposition of Escrow Funds, the Escrow Agent shall have the right to petition any court of competent jurisdiction for the appointment of a successor escrow agent.

     (f) Seller and Purchaser may by mutual agreement at any time substitute a new escrow agent by giving fifteen (15) days' joint written notice thereof to the Escrow Agent then acting. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives delivery of the Escrow Funds.

     (g) For the Escrow Agent's services hereunder, Purchaser, on the one hand, and Seller, on the other hand, severally and not jointly, each agree to (i) pay to the Escrow Agent one-half of the fees in accordance with the schedule of fees set forth in Exhibit A attached hereto (payable for the first year promptly following execution and delivery of this Agreement) and
     (ii) reimburse the Escrow Agent upon request for one-half of all reasonable expenses, disbursements and advances, including reasonable attorneys' fees, incurred or made by it in connection with carrying out its duties hereunder.

     (h) Seller, on the one hand, and Purchaser, on the other hand, jointly and not severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred by it arising out of or in connection with its carrying out its duties hereunder, other than as incurred by reason of its negligence, gross negligence or willful misconduct. As between Seller, on the one hand, and Purchaser, on the other hand, Seller, on the one hand, and Purchaser, on the other hand, agree that each shall be responsible for one-half of all indemnified amounts pursuant to this Section 10(g), other than as incurred solely by reason of either Seller's, on the one hand, or Purchaser's, on the other hand, negligence, gross negligence or willful misconduct, in which case the non-offending party shall not be liable to the offending party for the payment of any indemnified amounts.

     (i) The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

10. Notices. All notices, requests, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given to Seller and/or Purchaser in accordance with Section 10.4 of the Purchase Agreement and to Escrow Agent in the same manner at [____________] (or at such other address for a party as shall be specified by like notice).

11. Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of (i) the State of New York or the United States District Court for the Southern District of New York or (ii) the State of California or the United States District Court for the Central District of California, in connection with any suit, action or judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of this Agreement or any matter related hereto in any New York State or Federal Court sitting in New York or in any California State or Federal Court sitting in California. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court. The foregoing consents to non-exclusive jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by any method approved pursuant to Section 11 above, to such party's address set forth in Section 10.4 of the Purchase Agreement shall be effective service of process for any action, suit or proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 12.

12. Entire Agreement. This Agreement, the Purchase Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to their subject matters.

14. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State.

16. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN ANY OF THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE PARTIES TO THIS AGREEMENT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY OR PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

17. Amendments. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.

18. Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties; provided, however, that Purchaser and may, upon written notice to Seller assign any of its rights and obligations hereunder in accordance with the Purchase Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the parties, whether or not so expressed. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and the successors and assigns permitted by this Section 17, any right, remedy or claim under or by reason of this Agreement, and no person, other than the parties, their successors and permitted assigns, is entitled to rely on any representation, warranty, covenant or agreement contained herein.

20. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other right and remedy to which they are entitled under this Agreement or, subject to this Agreement, at law or in equity.

21. Warranties. Each party executing this Agreement hereby represents and warrants as of the date hereof that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby

23. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

25. Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

     (a) references to Sections, Schedules, Exhibits and parties are references to sections or subsections, schedules, and exhibits of, and parties to, this Agreement;

     (b) the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

     (c) references to any law, regulation or statutory provision include references to such law or regulation or provision as modified, codified, re-enacted or replaced;

     (d) references to any party include references to such party's successors and permitted assigns;

     (e) words importing the singular include the plural and vice versa;

     (f) words importing one gender include the other gender;

     (g) references to the word "including" do not imply any limitation;

     (h) references to months are to calendar months;

     (i) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (j) references to "$" or "dollars" refer to U.S. dollars; and

     (k) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

27. Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision in this Agreement contained invalid, inoperative, or unenforceable to any extent whatsoever, and such other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a party. Upon such determination that any provision is invalid, inoperative or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

29. Termination. This Agreement and all rights and obligations of the parties hereunder shall terminate upon payment, in accordance with the provisions hereof, of all samounts held by the Escrow Agent in the Escrow Account, except that nothing in this Agreement shall relieve any party of liability for fraud or deceit or intentional misrepresentations or for any breach of or failure to perform any of its agreements and covenants contained in this Agreement. The obligations of Seller and Purchaser to pay accrued fees to the Escrow Agent pursuant to Section 10(f) hereof and to indemnify the Escrow Agent pursuant to
Section 10(g) hereof shall survive any termination of this Agreement or replacement of the Escrow Agent hereunder.

31. Public Announcements. Neither the Escrow Agent nor Seller shall issue any press release or other public statement with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or court process. Seller shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement, except in accordance with the Purchase Agreement.

            [The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                                          ITO HOLDINGS, LLC

                                                          By:
                                                              Name:
                                                              Title:





                                                          INFOCROSSING, INC.

                                                          By:
                                                              Name:
                                                              Title:



                                                     [ESCROW AGENT]
                                                          By:
                                                              Name:
                                                              Title:

                                    Exhibit A
                                  Fee Schedule